EXHIBIT 2.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT

between

CONOPCO, INC.

and

HORMEL FOODS CORPORATION

Dated as of January 2, 2013

i

Page

SECTION 6.13. China Business Employees and China Dispatched Employees	50
SECTION 6.14. Liabilities	52
SECTION 6.15. Administration	53
SECTION 6.16. No Third-Party Beneficiaries	53

ARTICLE VII

Conditions to Closings

SECTION 7.01. Conditions to Each Party’s Global Obligation	53
SECTION 7.02. Additional Conditions to Global Obligation of Purchaser	53
SECTION 7.03. Additional Conditions to Global Obligation of Seller	54
SECTION 7.04. Conditions to China Closing	55
SECTION 7.05. Frustration of Closing Conditions	56

ARTICLE VIII

Termination; Effect of Termination

SECTION 8.01. Termination	56
SECTION 8.02. Effect of Termination	57

ARTICLE IX

Indemnification

SECTION 9.01. Indemnification by Seller	57
SECTION 9.02. Indemnification by Purchaser	58
SECTION 9.03. Indemnification Procedures	59
SECTION 9.04. Limitations on Indemnification	60
SECTION 9.05. Additional Environmental Procedures Limitations	63
SECTION 9.06. Calculation of Indemnity Payments	64
SECTION 9.07. Tax Treatment of Indemnification	64

ARTICLE X

Tax Matters

SECTION 10.01. Tax Matters	64
SECTION 10.02. Transfer Taxes	65

EXHIBITS

China Purchase Agreement	A

China Land Transfer Agreement	B

China Property Transfer Agreement	C

Patent License	D

Transitional Trademark License	E

Excluded Technology License	F

Manufacturing Agreement	G

Assignment Agreement	H

Tri-Party Agreement	I

Transitional Services Agreement	J

v

GLOSSARY OF DEFINED TERMS

Location of
Definition	Defined Terms

Acquisition	Section 12.05(b)
Active Employee	Section 6.02
Additional Trademarks	Section 1.02(a)(v)
Adjusted China Purchase Price	Section 2.03(c)
Adjusted Global Purchase Price	Section 2.03(c)
affiliate	Section 12.05(b)
Agency	Section 6.01
Agreement	Preamble
Ancillary Agreements	Section 3.02
Anticorruption Laws	Section 3.14(a)
Applicable Law	Section 12.05(b)
Assignment Agreement	Section 6.13(a)
Assumed Environmental Liability	Section 12.05(b)
Assumed Liabilities	Section 1.04(a)
Branch	Section 1.06
Brand	Recitals
Business	Section 12.05(b)
Business Contracts	Section 3.08(b)
business day	Section 12.05(b)
Business Employee	Section 6.01
Business Material Adverse Effect	Section 12.05(b)
Canada Tax	Section 3.10(a)
Canada Transferred Assets	Section 3.10(a)
China Acquisition	Section 1.01(a)
China Agreements	Recitals
China Assumed Liabilities	Section 12.05(b)
China Business	Section 12.05(b)
China Business Employee	Section 6.01
China Business Transfer Tax	Section 3.10(a)
China Closing	Section 2.01(b)
China Closing Date	Section 2.01(b)
China Closing Date Payment	Section 2.02(d)(i)
China Closing Inventory	Section 2.03(a)
China Dispatched Employees	Section 6.01
China Facility	Section 1.02(a)(i)
China Final Purchase Price	Section 2.03(c)
China Land Transfer Agreement	Recitals
China Property Transfer Agreement	Recitals

Location of
Definition	Defined Terms

China Purchase Agreement	Recitals
China Purchase Price	Section 1.01(a)
China Target Inventory	Section 2.03(c)
China Tax	Section 3.10(a)
China Transfer Time	Section 6.13(a)
China Transferred Assets	Section 12.05(b)
China Transferred Dispatched Employee	Section 6.13(c)
China Transferred Employee	Section 6.13(b)
China Transferred Intellectual Property	Section 12.05(b)
Claims	Section 1.02(a)(ix)
Closing	Section 12.05(b)
Closing Date	Section 12.05(b)
COBRA	Section 6.08(b)
Code	Section 3.10(a)
Competing Activities	Section 5.05(a)
Confidentiality Agreement	Section 5.03(a)
Consent	Section 1.03(a)
Contracts	Section 1.02(a)(viii)
CRA	Section 2.02(a)(ix)
DOJ	Section 5.04(b)
$	Section 12.05(b)
Environmental Laws	Section 3.14(d)
Environmental Liability	Section 12.05(b)
Environmental Permits	Section 3.14(d)
Equipment	Section 1.02(a)(iii)
ERISA	Section 12.05(b)
Exchange Act	Section 12.05(b)
Excluded Assets	Section 1.02(b)
Excluded Taxes	Section 3.10(a)
Excluded Technology License	Section 1.05
Final Purchase Price	Section 2.03(c)
FTC	Section 5.04(b)
Fundamental Representations	Section 9.04(a)
Global Acquisition	Section 1.01(a)
Global Assumed Liabilities	Section 12.05(b)
Global Business	Section 12.05(b)
Global Closing	Section 2.01(a)
Global Closing Date	Section 2.01(a)
Global Closing Inventory	Section 2.03(a)
Global Closing Date Payment	Section 2.02(c)(i)
Global Final Purchase Price	Section 2.03(c)

Location of
Definition	Defined Terms

Global Purchase Price	Section 1.01(a)
Global Target Inventory	Section 2.03(c)
Global Transferred Assets	Section 12.05(b)
Governmental Entity	Section 3.03
GST	Section 3.10(a)
Hazardous Materials	Section 12.05(b)
HIPAA	Section 6.08(b)
HSR Act	Section 3.03
HST	Section 3.10(a)
Inactive Employee	Section 6.02
including	Section 12.05(b)
Income Taxes	Section 3.10(a)
Indemnified Party	Section 9.03(a)
Indemnifying Party	Section 9.03(a)
Independent Expert	Section 2.03(b)(ii)
Intellectual Property	Section 12.05(b)
Inventory	Section 1.02(a)(ii)
Inventory Principles	Section 2.03(a)
IRS	Section 9.07
Judgment	Section 3.03
knowledge of Seller	Section 12.05(b)
Liens	Section 3.05(a)
Little Rock Facility	Section 1.02(a)(i)
Losses	Section 9.01
Louisville Facility	Section 12.05(b)
Management Accounts	Section 3.04
Manufacturing Agreement	Section 1.06
Names	Section 11.02
Notice of Objection	Section 2.03(b)(i)
Outside Date	Section 8.01(a)(iv)
Owned Property	Section 3.06(a)
Patent License	Section 1.02(a)(iv)
Permits	Section 1.02(a)(vii)
Permitted Liens	Section 3.06(b)
person	Section 12.05(b)
Post-Closing Tax Period	Section 3.10(a)
PRC Purchaser	Recitals
PRC Seller	Recitals
Pre-Closing Tax Period	Section 3.10(a)
Proceeding	Section 1.03(a)
Product Claims	Section 1.04(a)(ii)

Location of
Definition	Defined Terms

Products	Section 12.05(b)
Property Taxes	Section 3.10(a)
Purchase Price	Section 1.01(a)
Purchaser	Preamble
Purchaser Indemnitees	Section 9.01
Purchaser Material Adverse Effect	Section 4.01
Purchaser Welfare Plans	Section 6.08(a)
Purchaser’s Accountants	Section 2.03(b)(i)
Purchaser’s Cafeteria Plan	Section 6.09
Purchaser’s 401(k) Plan	Section 6.06(a)
QST	Section 3.10(a)
Recoverable Transfer Tax Schedule	Section 10.02(b)(ii)
Recoverable Transfer Taxes	Section 3.10(a)
Registered Business Intellectual Property	Section 3.07(a)
Release	Section 12.05(b)
Remedial Action	Section 9.05
Repurposing	Section 5.09
Restricted Country	Section 3.14(c)
Restricted Period	Section 5.05(a)
Restricted Person	Section 3.14(c)
Retained Environmental Liability	Section 12.05(b)
Retained Liabilities	Section 1.04(b)
Retained Product Claims	Section 1.04(a)(ii)
Retained Receivables	Section 1.02(b)(iii)
Seller	Preamble
Seller Affiliates	Recitals
Seller Benefit Plan	Section 12.05(b)
Seller’s Cafeteria Plan	Section 6.09
Seller Disclosure Schedule	Article III
Seller Indemnitees	Section 9.02
Seller’s 401(k) Plan	Section 6.06(a)
Seller’s Pension Plan	Section 6.07
Service Agreement	Section 6.01
Statement	Section 2.03(a)
Straddle Period	Section 3.10(a)
subsidiary	Section 12.05(b)
Tax	Section 3.10(a)
Tax Return	Section 3.10(a)
Taxes	Section 3.10(a)
Taxing Authority	Section 3.10(a)
Technology	Section 1.02(a)(vi)

Location of
Definition	Defined Terms

Third Party Claim	Section 9.03(a)
Transfer Taxes	Section 3.10(a)
Transfer Time	Section 6.02
Transferred Assets	Section 1.02(a)
Transferred Contracts	Section 1.02(a)(viii)
Transferred Equipment	Section 1.02(a)(iii)
Transferred Intellectual Property	Section 1.02(a)(iv)
Transferred Inventory	Section 1.02(a)(ii)
Transferred Permits	Section 1.02(a)(vii)
Transferred Real Property	Section 1.02(a)(i)
Transferred Technology	Section 1.02(a)(vi)
Transition Bonus	Section 6.04(b)
Transitional Services Agreement	Section 11.03
Transitional Trademark License	Section 1.02(a)(iv)
Tri-Party Agreement	Section 6.13(b)
U.S. Business Employee	Section 6.01
U.S. Purchaser	Section 1.01(b)
U.S. Transferred Employee	Section 6.02
WARN Act	Section 6.12
Workers’ Compensation Event	Section 6.08(c)

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT dated as of January 2, 2013 (this “Agreement”), between CONOPCO, INC., a New York corporation (“Seller”), and HORMEL FOODS CORPORATION, a Delaware corporation (“Purchaser”).

WHEREAS Seller, directly or indirectly through certain of its affiliates, including Unilever (China) Co., Ltd. Weifang Branch, a company organized and existing under the laws of the People’s Republic of China (“PRC Seller”) (collectively, the “Seller Affiliates”), manufactures, markets, distributes and sells the Skippy® brand (the “Brand”).  Seller wishes to sell, or procure that the Seller Affiliates sell, to Purchaser, and Purchaser wishes to purchase from Seller and the Seller Affiliates, the Transferred Assets, upon the terms and subject to the conditions of this Agreement.  In addition, Purchaser has agreed to assume from Seller and the Seller Affiliates the Assumed Liabilities, upon the terms and subject to the conditions of this Agreement;

WHEREAS concurrently with the execution and delivery of this Agreement, PRC Seller and Beijing Hormel Business Management Co., Ltd., a company organized and existing under the laws of the People’s Republic of China (“PRC Purchaser”), intend to enter into an Asset Purchase Agreement in the form attached hereto as Exhibit A (the “China Purchase Agreement”) to address certain matters related to the purchase or transfer of certain Transferred Assets located in the People’s Republic of China and related matters on the China Closing Date; and

WHEREAS on the China Closing Date (subject to Section 2.04), PRC Seller and PRC Purchaser shall enter into one or more Land Use Rights Transfer Agreements in the form attached hereto as Exhibit B (collectively, the “China Land Transfer Agreement”) and one or more Agreements for the Sale and Purchase of Property in the form attached hereto as Exhibit C (collectively, the “China Property Transfer Agreement” and, together with the China Purchase Agreement, the China Land Transfer Agreement and all corresponding deeds, bills of sale, assignments and other instruments of transfer relating thereto, the “China Agreements”) related to the transfer of the China Facility to PRC Purchaser.

NOW, THEREFORE, the parties hereby agree as follows:

ARTICLE I

Purchase and Sale of Transferred Assets

SECTION 1.01.  Purchase and Sale.  (a) Upon the terms and subject to the conditions of this Agreement, at the Global Closing and the China Closing, Seller agrees to, and agrees to cause the Seller Affiliates to, sell, transfer, assign and deliver to Purchaser, and Purchaser agrees to (and, in the case of the China Transferred Assets, agrees to cause PRC Purchaser to) purchase, acquire and accept from Seller and the Seller Affiliates, all of Seller’s and the Seller Affiliates’ right, title and interest in, to and under the Global Transferred Assets (at the Global Closing) and the China Transferred Assets (at the China Closing) for (i) an aggregate purchase price of $700,000,000 (comprised of the amount set forth in Section 1.01(a) of the Seller Disclosure Schedule as attributable to the Global Transferred Assets and the China Transferred Intellectual Property (the “Global Purchase Price”) and the amount set forth in Section 1.01(a) of the Seller Disclosure Schedule as attributable to the China Transferred Assets, other than the China Transferred Intellectual Property (the “China Purchase Price” and, together with the Global Purchase Price, the “Purchase Price”)), payable as set forth in Section 2.02 and subject to adjustment as set forth in Section 2.03, and (ii) the assumption of the Global Assumed Liabilities (in the case of the Global Closing) and the China Assumed Liabilities (in the case of the China Closing).  The purchase and sale of the Global Transferred Assets and the assumption of the Global Assumed Liabilities are collectively referred to in this Agreement as the “Global Acquisition”.  The purchase and sale of the China Transferred Assets and the assumption of the China Assumed Liabilities are collectively referred to in this Agreement as the “China Acquisition”.

(b)  As soon as reasonably practicable following the date hereof, such as would not reasonably be expected to delay the expected Global Closing  or China Closing hereunder, Purchaser will designate one or more affiliates of Purchaser and of PRC Purchaser that will each be deemed a “U.S. Purchaser” and a “PRC Purchaser”, respectively, hereunder.  Each U.S. Purchaser and PRC Purchaser will be deemed included in the term “Purchaser” or “PRC Purchaser”, respectively, for all purposes hereunder (including for purposes of Article IV).  Purchaser will cause each U.S. Purchaser and PRC Purchaser (i) to duly execute and deliver all documents, agreements, and instruments required to be executed and delivered by any entity as Purchaser under this Agreement and (ii) if requested by Seller or any Governmental Entity, to execute a joinder to this Agreement.  Nothing in this Section 1.01(b) shall be deemed to relieve Purchaser from any of its obligations hereunder, and Purchaser hereby unconditionally guarantees the timely payment and performance of all obligations of Purchaser  and PRC Purchaser hereunder.

SECTION 1.02.  Transferred Assets and Excluded Assets.  (a)  The term “Transferred Assets” means all of Seller’s and the Seller Affiliates’ right, title and interest in, to and under the following assets (as they exist (i) at the time of the Global Closing, in the case of the Global Transferred Assets, and (ii) at the time of the China Closing, in the case of the China Transferred Assets), other than (A) the Excluded Assets and (B) as otherwise provided in this Section 1.02(a):

(i) (A) The real property located in Little Rock, Arkansas owned by Seller and utilized by Seller and the Seller Affiliates in the operation and conduct of the Business together with Seller’s or the applicable Seller Affiliate’s right, title and interest in and to all buildings, improvements and fixtures thereon and all other appurtenances thereto (the “Little Rock Facility”) and (B) Seller’s or the applicable Seller Affiliate’s right, title and interest in and to the land located in Weifang, China and related land use rights utilized by Seller and the Seller Affiliates in the operation and conduct of the Business, together with Seller’s or the applicable Seller Affiliate’s right, title and interest in and to all buildings, improvements and fixtures thereon and all other appurtenances thereto (the “China Facility” and, together with the Little Rock Facility, the “Transferred Real Property”);

(ii) all raw materials, work in process, finished goods, supplies, parts, label film, packaging materials and other inventories (“Inventory”) owned by Seller or any of the Seller Affiliates on the Global Closing Date or the China Closing Date, as applicable, wherever located, that is used or held for use exclusively in the operation or conduct of the Business (collectively, the “Transferred Inventory”);

(iii) all other tangible personal property and interests therein, including all machinery, equipment, furniture, furnishings, molds and dies (including for labels) and vehicles (“Equipment”), owned by Seller or any of the Seller Affiliates that are located at the Transferred Real Property and all Equipment that is set forth in Section 1.02(a)(iii) of the Seller Disclosure Schedule (the “Transferred Equipment”);

(iv) (A) all patents (including all reissues, divisions, continuations and extensions, reexaminations and post-grant reviews thereof) and patent applications set forth in Section 1.02(a)(iv)(A) of the Seller Disclosure Schedule, (B) all trademarks, trademark registrations, trademark applications, service marks, trade names and domain names (including all extensions and renewals thereof) set forth in Section 1.02(a)(iv)(B) of the Seller Disclosure Schedule together with the goodwill of the Business connected with the use of, and symbolized by all of, the foregoing marks (but excluding the names and marks “Unilever”, “Conopco”, “Knorr”, “Unilever Bestfoods” and any of the Seller Affiliates (in any style or design) and any name or mark derived from or including any of the foregoing) and (C) all copyrights, copyright registrations, copyright applications, package designs, trade dress and characters and all rights to any of the foregoing owned by Seller or any of the Seller Affiliates that are used or held for use exclusively in the operation or conduct of the Business (but excluding the names and marks “Unilever”, “Conopco”, “Knorr”, “Unilever Bestfoods” and any of the Seller Affiliates (in any style or design), and any name or mark derived from or including any of the foregoing) (the items set forth in the foregoing clauses (A), (B) and (C), collectively, the “Transferred Intellectual Property”), subject to the execution and delivery on or prior to the Global Closing or the China Closing, as applicable, by Purchaser of (1) a perpetual, royalty-free license in the form attached hereto as Exhibit D (the “Patent License”) to Seller and the Seller Affiliates and (2) a  royalty-free license in the form attached hereto as Exhibit E (the “Transitional Trademark License”) to Seller and the Seller Affiliates;

(v) all trademarks, trademark registrations, trademark applications, service marks, trade names and domain names (including all extensions and renewals thereof) set forth in Section 1.02(a)(v) of the Seller Disclosure Schedule and all common law trademarks together with the goodwill of the Business connected with the use of, and symbolized by all of the foregoing marks (but excluding the names and marks “Unilever”, “Conopco”, “Knorr”, “Unilever Bestfoods” and any of the Seller Affiliates (in any style or design), and any name or mark derived from or including any of the foregoing) (the “Additional Trademarks”);

(vi) all trade secrets, proprietary inventions, know-how, formulae, recipes, specifications, processes, procedures, research records, records of inventions, test information, market surveys and marketing know-how, software, website code and mobile technology applications (“Technology”) owned by Seller or any of the Seller Affiliates that are related exclusively to the Products, or used or held for use exclusively in the operation or conduct of the Business (the “Transferred Technology”);

(vii) all permits, licenses, franchises, approvals or authorizations from any Governmental Entity (“Permits”) issued to Seller or any of the Seller Affiliates that are used or held for use exclusively in the operation or conduct of the Business to the extent such Permits are transferable (the “Transferred Permits”);

(viii) all written contracts, leases, subleases, licenses, indentures, agreements, commitments, statements of work and other legally binding instruments (“Contracts”) set forth in Section 3.08 of the Seller Disclosure Schedule, and all other Contracts (including any Contract for the purchase of peanuts) to which Seller or any of the Seller Affiliates is a party or by which Seller or any of the Seller Affiliates is bound to the extent arising exclusively out of the operation or conduct of the Business (other than the Seller Benefit Plans and individual agreements with Business Employees) (collectively, the “Transferred Contracts”);

(ix) all warranties, rights, claims and causes of action of Seller or any of the Seller Affiliates to the extent relating to any other Transferred Asset or any Assumed Liability, other than (A) any such items arising under insurance policies and (B) all of Seller’s or any of the Seller Affiliates’ rights to assert claims, demands, actions, suits and causes of action, whether class, individual or otherwise in nature, in law or in equity (collectively, “Claims”), including any claim, demand, action, suit or cause of action for damages, injunctive relief, declaratory relief or other relief under the antitrust laws of any foreign country or the United States or any State thereof, unfair competition, unfair practices, price discrimination, unitary pricing, consumer protection, fraud prevention or trade practice laws (in any such case, domestic or foreign), that Seller or any of the Seller Affiliates, in any capacity, ever had, now has or may or shall have in the future, whether known or unknown, relating in any way to (x) the Business’s purchase or procurement of any good, service or product or (y) Seller’s or any of the Seller Affiliates’ purchase or procurement of any good, service or product for, or on behalf of, the Business, in either case, at any time up until the Global Closing or the China Closing, as applicable, along with any and all recoveries by settlement, judgment or otherwise in connection with any such Claims;

(x) all books of account, general, financial, accounting records and files, invoices, customers’ and suppliers’ lists, other distribution lists, billing records, records relating to each of the Transferred Intellectual Property, the Transferred Technology and the Additional Trademarks (including registration certificates and prosecution history relating to each of the foregoing), sales, advertising and promotional literature, displays, manuals and customer and supplier correspondence owned by Seller or any of the Seller Affiliates that are used or held for use exclusively in, or that arise exclusively out of, the operation or conduct of the Business, except to the extent (x) relating to the Excluded Assets or the Retained Liabilities, (y) not reasonably separable from documents or databases that do not relate exclusively to the Business or (z) required to be retained by Seller or any of the Seller Affiliates under Applicable Law (and in the case of this clause (z), copies of such materials shall be made available to Purchaser at or as promptly as practicable after the Global Closing or the China Closing, as applicable);

(xi) all prepaid expenses that are used or held for use exclusively in, or that arise exclusively out of, the operation or conduct of the Business;

(xii) all assets relating to any employee benefit plan in which any employee of Seller or any of the Seller Affiliates participates, to the extent transferred to Purchaser pursuant to Article VI hereof; and

(xiii) the goodwill of the Business.

(b)  Notwithstanding anything to the contrary contained in this Agreement, the Transferred Assets shall not include any assets or rights other than the assets specifically listed or described in Section 1.02(a) and shall expressly exclude the following assets (collectively, the “Excluded Assets”), which shall not be sold, transferred, assigned or delivered to Purchaser:

(i) all assets identified in Section 1.02(b)(i) of the Seller Disclosure Schedule;

(ii) all cash, cash equivalents or securities of Seller or any of the Seller Affiliates;

(iii) all accounts, notes receivable and similar rights to receive payments of Seller or any of the Seller Affiliates on the Global Closing Date or the China Closing Date, as applicable, arising out of the operation or conduct of the Business (the “Retained Receivables”);

(iv) all rights, Claims and causes of action of Seller or any of the Seller Affiliates relating to any other Excluded Asset or any Retained Liability, including (A) any such items arising under insurance policies, (B) all guarantees, warranties, indemnities and similar rights in favor of Seller or any of the Seller Affiliates in respect of any other Excluded Asset or any Retained Liability and (C) all Claims that Seller or any of the Seller Affiliates, in any capacity, ever had, now has or may or shall have in the future, whether known or unknown, relating in any way to (x) the Business’s purchase or procurement of any good, service or product or (y) Seller’s or any of the Seller Affiliates’ purchase or procurement of any good, service or product for, or on behalf of, the Business, in either case, at any time up until the Global Closing or the China Closing, as applicable, along with any and all recoveries by settlement, judgment or otherwise in connection with any such Claims;

(v) any shares of capital stock of any affiliate of Seller or any of the Seller Affiliates;

(vi) except as specifically provided in Article VI, any asset relating to any employee benefit plan in which any employees of Seller or any of the Seller Affiliates participate;

(vii) any refunds or credits, claims for refunds or credits or rights to receive refunds or credits from any Taxing Authority with respect to Excluded Taxes;

(viii) any records (including accounting records) related to Taxes paid or payable by Seller, any of the Seller Affiliates or any of their respective affiliates and all financial and Tax records relating to the Business that form part of Seller’s, any of the Seller Affiliates’ or any of their respective affiliates’ general ledger;

(ix) all records prepared in connection with the sale of the Business, including bids received from third persons and analyses relating to the Business;

(x) all rights of Seller or any of the Seller Affiliates under this Agreement and any other agreements, certificates and instruments relating to the sale of the Business (or any portion thereof) or otherwise delivered in connection with this Agreement;

(xi) the names and marks “Unilever”, “Conopco”, “Knorr”, “Unilever Bestfoods” and of any of the Seller Affiliates (in any style or design), and any name or mark derived from, similar to or including any of the foregoing;

(xii) all uniform product codes for the Products;

(xiii) any and all contracts, commitments and purchase orders between Seller or any of the Seller Affiliates, on the one hand, and any Restricted Person, on the other hand, or with or in any Restricted Country;

(xiv) all division or corporate-level services of the type currently provided to the Business by Seller, any of the Seller Affiliates or any of their respective affiliates; and

(xv) all assets owned by Bestfoods (Shandong) Co., Ltd.

SECTION 1.03.  Consents to Certain Assignments.  (a)  Prior to the Global Closing (in the case of consents and authorizations relating to the Global Acquisition) and the China Closing (in the case of consents and authorizations relating to the China Acquisition), as applicable, Seller will provide or cause to be provided all commercially reasonable assistance to Purchaser (not including the payment of any consideration or concession of any right) reasonably requested by Purchaser to secure any consent or authorization that is required from any third party in connection with the applicable transactions contemplated hereby, including those listed in Section 3.03 of the Seller Disclosure Schedule.  Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to transfer or assign, directly or indirectly, any asset or any claim or right or any benefit arising under or resulting from such asset if an attempted direct or indirect assignment thereof, without the consent, approval or authorization (“Consent”) of a third party (including a Governmental Entity), would constitute a breach, default, violation or other contravention of the rights of such third party, would be ineffective with respect to any party to an agreement concerning such asset, claim or right, would violate any Applicable Law or would in any way adversely affect the rights of Seller or any of the Seller Affiliates or, upon transfer, Purchaser under such asset, claim or right.  If any direct or indirect transfer or assignment by Seller or any of the Seller Affiliates to Purchaser, or any direct or indirect acquisition or assumption by Purchaser of, any interest in, or liability, obligation or commitment under, any asset, claim or right requires the Consent of a third party as set forth above, then such transfer or assignment or assumption shall be made subject to such Consent being obtained.  Purchaser agrees that neither Seller nor any of the Seller Affiliates shall have any liability whatsoever to Purchaser arising out of or relating to the failure to obtain any such Consent that may be required in connection with the transactions contemplated by this Agreement or because of any circumstances resulting therefrom.  Purchaser further agrees that no representation, warranty or covenant of Seller herein shall be breached or deemed breached, and no condition shall be deemed not satisfied, as a result of (i) the failure to obtain any such Consent, (ii) any circumstances resulting therefrom or (iii) any suit, action or proceeding (a “Proceeding”) or investigation commenced or threatened by or on behalf of any person arising out of or relating to the failure to obtain any such Consent or any circumstances resulting therefrom.

(b)  If any such Consent is not obtained prior to the Global Closing (with respect to the Global Transferred Assets) or the China Closing (with respect to the China Transferred Assets), the Global Closing or the China Closing, as applicable, shall nonetheless take place on the terms set forth herein and, thereafter, Purchaser shall use its reasonable best efforts to secure such Consent as promptly as practicable after the Global Closing or the China Closing, as applicable, and Seller shall provide or cause to be provided all commercially reasonable assistance to Purchaser (not including the payment of any consideration or concession of any right) reasonably requested by Purchaser to secure such Consent after the Global Closing or the China Closing, as applicable, or cooperate with Purchaser (at Purchaser’s expense) in any lawful and commercially reasonable arrangement reasonably proposed by Purchaser under which (i) Purchaser shall obtain (without infringing upon the legal rights of such third party or violating any Applicable Law) the economic claims, rights and benefits (net of the amount of any related Tax costs imposed on Seller, any of the Seller Affiliates or any of their respective affiliates) under the asset, claim or right with respect to which the Consent has not been obtained in accordance with this Agreement and (ii) Purchaser shall assume any related economic burden (including the amount of any related Tax costs imposed on Seller, any of the Seller Affiliates or any of their respective affiliates) with respect to the asset, claim or right with respect to which the Consent has not been obtained in accordance with this Agreement.

SECTION 1.04.  Assumption of Liabilities.  (a)  Upon the terms and subject to the conditions of this Agreement, Purchaser or PRC Purchaser shall assume, effective as of the Global Closing (in the case of the Global Assumed Liabilities) and the China Closing (in the case of the China Assumed Liabilities), and shall pay, perform and discharge when due, the following obligations, liabilities and commitments of any nature, whether known or unknown, express or implied, primary or secondary, direct or indirect, liquidated, absolute, accrued, contingent or otherwise and whether due or to become due, arising out of, relating to or otherwise in respect of the Transferred Assets, the Business or the operation or conduct of the Business (collectively, the “Assumed Liabilities”):

(i) all obligations, liabilities and commitments under the Transferred Contracts and the Transferred Permits to the extent such obligations, liabilities and commitments relate to the period from and after the Global Closing Date or the China Closing Date, as applicable (other than any such obligations, liabilities and commitments to the extent resulting from any breach by Seller or any of the Seller Affiliates of its obligations under such Transferred Contracts or from any violation by Seller or any of the Seller Affiliates of such Transferred Permits prior to the Global Closing Date or the China Closing Date, as applicable);

(ii) all obligations, liabilities and commitments in respect of any and all products manufactured or sold by the Business at any time, including obligations, liabilities and commitments for refunds, adjustments, allowances, repairs, exchanges, returns and warranty, product liability, merchantability and similar claims or Proceedings relating to any such obligations, liabilities or commitments (“Product Claims”), other than Product Claims that result from (x) any and all products sold by the Business prior to the Global Closing or the China Closing, as applicable, and (y) the failure of any products manufactured prior to the Global Closing or the China Closing, as applicable, to meet the specifications for such products on the Global Closing Date or the China Closing Date, as applicable (the “Retained Product Claims”);

(iii) all Assumed Environmental Liabilities;

(iv) other than the items included in Section 1.04(a)(vi), which are assumed only to the extent provided in Article VI hereof, all obligations, liabilities and commitments (including any defense costs, third-party legal fees and similar expenses) in respect of Proceedings, pending or threatened, and claims, arising out of, relating to or otherwise in any way in respect of the Business or the operation or conduct of the Business on or after the Global Closing Date or the China Closing Date, as applicable;

(v) all obligations, liabilities and commitments (including any defense costs, third-party legal fees and similar expenses) in respect of the matters set forth in Section 3.13  of the Seller Disclosure Schedule, whether commenced prior to or after the Global Closing or the China Closing, as applicable;

(vi) all obligations and liabilities assumed by Purchaser pursuant to Article VI hereof;

(vii) all obligations, liabilities and commitments (A) arising under or in respect of advertising commitments arising out of the operation or conduct of the Business or otherwise in respect of the Business to the extent set forth in Section 1.04(a)(vii) of the Seller Disclosure Schedule or entered into in the ordinary course of business consistent with past practice after the date hereof, and (B) for trade promotions and consumer promotions arising out of the operation or conduct of the Business or otherwise in respect of the Business to the extent set forth in Section 1.04(a)(vii) of the Seller Disclosure Schedule or entered into in the ordinary course of business consistent with past practice after the date hereof, in the case of this clause (B), in respect of any and all Products (including the Transferred Inventory) sold by Purchaser on and after the Global Closing Date or the China Closing Date, as applicable;

(viii) all liabilities, obligations and commitments of Seller or any of the Seller Affiliates to any supplier for any materials or components used or held for use exclusively in the operation or conduct of the Business (including for the purchase of peanuts), to the extent such liabilities, obligations and commitments relate to the period from and after the Global Closing Date or the China Closing Date, as applicable;

(ix) all liabilities, obligations and commitments of Seller or any of the Seller Affiliates arising out of any purchase, service or promotion order relating exclusively to the Business, including any such purchase, service or promotion order issued pursuant to any master agreement that is not a Transferred Contract, to the extent such liabilities, obligations and commitments relate to the period from and after the Global Closing Date or the China Closing Date, as applicable;

(x) Property Taxes that are the responsibility of Purchaser pursuant to Section 10.01(d);

(xi)  Transfer Taxes that are the responsibility of Purchaser pursuant to Section 10.02(b); and

(xii) all obligations, liabilities and commitments accruing, arising out of or relating to the ownership, operation or conduct of the Business or the use or ownership of the Transferred Assets on and after the Global Closing Date or the China Closing Date, as applicable.

(b)  Notwithstanding any other provision of this Agreement, neither Purchaser nor PRC Purchaser shall assume any Retained Liability, each of which shall be retained and paid, performed and discharged when due by Seller or the applicable Seller Affiliate.  The term “Retained Liabilities” shall mean all obligations, liabilities and commitments of any nature, whether known or unknown, express or implied, primary or secondary, direct or indirect, liquidated, absolute, accrued, contingent or otherwise and whether due or to become due, arising out of, relating to or otherwise in respect of the Transferred Assets, the Business or the operation or conduct of the Business that are not Assumed Liabilities set forth in Section 1.04(a), including the following:

(i) Excluded Taxes;

(ii) all obligations, liabilities and commitments of Seller or any of the Seller Affiliates to the extent relating to or arising out of the Excluded Assets;

(iii) all obligations and liabilities expressly retained by Seller or any of the Seller Affiliates pursuant to Article VI;

(iv) all accounts payable of Seller or any of the Seller Affiliates on the Global Closing Date or the China Closing Date, as applicable, arising out of the operation or conduct of the Business before the Global Closing Date or the China Closing Date, as applicable;

(v) all obligations, liabilities and commitments in respect of the Retained Product Claims;

(vi) all Retained Environmental Liabilities;

(vii) all obligations and liabilities retained by Seller or the Seller Affiliates pursuant to Article VI hereof;

(viii) Property Taxes that are the responsibility of Seller pursuant to Section 10.01(d); and

(ix) Transfer Taxes that are the responsibility of Seller pursuant to Section 10.02(b).

(c)  Purchaser agrees to reimburse Seller and the Seller Affiliates, dollar for dollar, in the event that any of the Business’s customers offset any cost related to the Business against accounts payable by such customer to Seller or such Seller Affiliate but only to the extent that such cost constitutes an Assumed Liability.  Seller agrees to, and to cause the Seller Affiliates to, provide notice to Purchaser of any such offset for which Seller or such Seller Affiliate is entitled to be reimbursed by Purchaser pursuant to this Section 1.04(c).  Purchaser shall pay Seller or such Seller Affiliate promptly following receipt of notice of any such offset by a customer (together with supporting documentation).

(d)  Seller agrees to reimburse Purchaser, dollar for dollar, in the event that any of the Business’s customers offset any cost related to the Business against accounts payable by such customer to Purchaser but only to the extent that such cost constitutes a Retained Liability.  Purchaser agrees to provide notice to Seller of any such offset for which Purchaser is entitled to be reimbursed by Seller pursuant to this Section 1.04(d).  Seller shall pay Purchaser promptly following receipt of notice of any such offset by a customer (together with supporting documentation).

(e)  From and after the Global Closing or the China Closing, as applicable, Seller shall retain the right and authority to collect for its own account all Retained Receivables and other related items that are included in the Excluded Assets and to endorse any checks or drafts received with respect to any Retained Receivables or other related items that are included in the Excluded Assets.  Purchaser shall deliver to Seller any cash or other property received directly or indirectly by it with respect to the Retained Receivables and other related items that are included in the Excluded Assets.

SECTION 1.05.  Excluded Technology License.  At the Global Closing, Seller and each applicable Seller Affiliate will execute and deliver a royalty-free, non-exclusive license (in the form attached hereto as Exhibit F) to Purchaser with respect to certain Technology owned by Seller or any of the Seller Affiliates that is used in connection with the operation or conduct of the Business on the Global Closing Date and that is not included in the Transferred Technology (the “Excluded Technology License”).

SECTION 1.06.  Manufacturing Agreement. At the China Closing, a Seller Affiliate and PRC Purchaser will enter into a manufacturing agreement (in the form attached hereto as Exhibit G) pursuant to which Purchaser, PRC Purchaser or the branch or affiliate of PRC Purchaser established in Weifang City, Shandong Province, China (the “Branch”) will manufacture for such Seller Affiliate certain products at the China Facility as set forth in such agreement (the “Manufacturing Agreement”).

ARTICLE II

Closing and Post-Closing Purchase Price Adjustment

SECTION 2.01.  Closing.

(a)  The closing of the Global Acquisition (the “Global Closing”) shall take place at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York 10019, at 10:00 a.m. New York time on the second business day following the satisfaction (or, to the extent permitted, the waiver) of the conditions set forth in Section 7.01, or, if on such day any other condition set forth in Article VII to the Global Closing has not been satisfied (or, to the extent permitted, waived by the party or parties entitled to the benefit thereof), as soon as practicable after all the conditions set forth in Article VII to the Global Closing have been satisfied (or, to the extent permitted, waived by the party or parties entitled to the benefit thereof), or at such other place, time and date as may be agreed by Seller and Purchaser.  The date on which the Global Closing occurs is referred to in this Agreement as the “Global Closing Date”.  The Global Closing shall be deemed to be effective as of the close of business in New York on the Global Closing Date.

(b)  The closing of the China Acquisition (the “China Closing”) shall take place at the offices of Faegre Baker Daniels LLP’s Shanghai Office, Suite 2702, Park Place, 1601 Nanjing Road West, Shanghai 200040, at 10:00 a.m. Beijing time on the second business day following the satisfaction (or, to the extent permitted, the waiver by the party or parties entitled to the benefit thereof) of the conditions set forth in Section 7.04 to the China Closing.  The date on which the China Closing occurs is referred to in this Agreement as the “China Closing Date”.  The China Closing shall be deemed to be effective as of the close of business in Shanghai on the China Closing Date.

SECTION 2.02.  Transactions To Be Effected at the Closings.

(a)  Seller shall deliver or cause to be delivered to Purchaser at or prior to the Global Closing:

(i) such appropriately executed deeds (including a special warranty deed for the Little Rock Facility), bills of sale, assignments and other instruments of transfer relating to the Global Transferred Assets (other than the Transferred Intellectual Property and the Additional Trademarks);

(ii) duly executed assignments of the U.S. and Canadian trademark registrations and applications included in the Transferred Intellectual Property, in a form suitable for recording in the U.S. and Canadian Trademark Offices;

(iii) a general assignment for all other Transferred Intellectual Property that are Global Transferred Assets and the Additional Trademarks that are Global Transferred Assets (it being understood that any execution of local forms or notarization and/or legalization required for the recording of any such assignment outside of the United States may be effectuated after the Global Closing and shall, subject to Section 2.04, be the sole responsibility of Purchaser);

(iv) a certificate of Seller’s non-foreign status complying with the provisions of United States Treasury Regulation Section 1.1445-2(b);

(v) appropriately executed counterparts of the Patent License, the Transitional Trademark License and the Excluded Technology License;

(vi) an appropriately executed counterpart of the Transitional Services Agreement;

(vii) an appropriately executed certificate of a duly authorized officer of Seller as to the satisfaction of the conditions set forth in Sections 7.02(a) and (b);

(viii) evidence of termination of all UCC-1 filings, security agreements, or other Liens with respect to the Global Transferred Assets (other than Permitted Liens);

(ix) an appropriately executed letter signed by Conestoga-Rovers & Associates (“CRA”) authorizing Purchaser to, subject to any limitations reasonably imposed by CRA, rely on that certain Phase I Environmental Site Assessment, Unilever Facility, 8201 Frazier Pike, Little Rock, Arkansas dated September 2012; and

(x) a DVD, CD ROM or similar electronic storage medium containing the documents to which Purchaser has previously been granted access in the “data room” created and maintained by Seller in connection with Purchaser’s investigation of the Business;

(it being understood in each case that such deeds, bills of sale, assignments and other instruments of transfer shall not require Seller or any of its affiliates to make any additional representations, warranties or covenants, expressed or implied, not contained in this Agreement).

(b)  Seller shall deliver or cause to be delivered to Purchaser or PRC Purchaser, at Purchaser’s option, at or prior to the China Closing:

(i) such appropriately executed deeds, bills of sale, assignments and other instruments of transfer relating to the China Transferred Assets (other than the Transferred Intellectual Property and the Additional Trademarks);

(ii) a general assignment for all other Transferred Intellectual Property that are China Transferred Assets and the Additional Trademarks that are China Transferred Assets (it being understood that any execution of local forms or notarization and/or legalization required for the recording of any such assignment outside of the United States may be effectuated after the China Closing and shall, subject to Section 2.04, be the sole responsibility of Purchaser);

(iii) a certificate complying with the provisions of United States Treasury Regulation Section 1.1445-2(c)(3) certifying that none of the China Transferred Assets constitute a “U.S. real property interest” within the meaning of Section 897(c)(1) of the Code;

(iv) an appropriately executed counterpart of the Manufacturing Agreement; and

(v) appropriately executed counterparts of the China Land Transfer Agreement and the China Property Transfer Agreement;

(it being understood in each case that such deeds, bills of sale, assignments and other instruments of transfer shall not require Seller or any of its affiliates to make any additional representations, warranties or covenants, expressed or implied, not contained in this Agreement).

(c)  Purchaser shall deliver to Seller and the Seller Affiliates at or prior to the Global Closing:

(i) payment in an amount equal to (A) the Global Purchase Price, to be paid in U.S. dollars by wire transfer of immediately available funds to one or more accounts designated in writing by Seller (such designation to be made at least three business days prior to the Global Closing Date), plus or minus (B) an estimate, prepared by Seller and delivered to Purchaser at least three business days prior to the Global Closing Date, of any adjustment to the Global Purchase Price under Section 2.03 (the Global Purchase Price plus or minus such estimate of any adjustment under Section 2.03 being hereinafter called the “Global Closing Date Payment”);

(ii) appropriately executed counterparts to such deeds, bills of sale, assignments and other instruments of transfer, and appropriately executed assumption agreements and other instruments of assumption providing for the assumption of the Global Assumed Liabilities;

(iii) appropriately executed counterparts of the Patent License, the Transitional Trademark License and the Excluded Technology License;

(iv) an appropriately executed counterpart of the Transitional Services Agreement; and

(v) an appropriately executed certificate of a duly authorized officer of Purchaser as to the satisfaction of the conditions set forth in Sections 7.03(a) and (b);

(it being understood in each case that such deeds, bills of sale, assignments and other instruments of transfer and assumption shall not require Purchaser to make any additional representations, warranties or covenants, expressed or implied, not contained in this Agreement).

(d)  Purchaser shall deliver to Seller and the Seller Affiliates at or prior to the China Closing:

(i) payment in an amount equal to (A) the China Purchase Price, to be paid in Renminbi by wire transfer of immediately available funds to one or more accounts designated in writing by Seller (such designation to be made at least three business days prior to the China Closing Date), plus or minus (B) an estimate, prepared by Seller and delivered to Purchaser at least three business days prior to the China Closing Date, of any adjustment to the China Purchase Price under Section 2.03 (the China Purchase Price plus or minus such estimate of any adjustment under Section 2.03 being hereinafter called the “China Closing Date Payment”), which payment shall be effected by Purchaser causing PRC Purchaser (or an affiliate thereof specified by Purchaser) to make such payment to PRC Seller (or an affiliate thereof specified by Seller);

(ii) appropriately executed counterparts to such deeds, bills of sale, assignments and other instruments of transfer, and appropriately executed assumption agreements and other instruments of assumption providing for the assumption of the China Assumed Liabilities;

(iii) an appropriately executed counterpart of the Manufacturing Agreement; and

(iv) appropriately executed counterparts of the China Land Transfer Agreement and the China Property Transfer Agreement;

(it being understood in each case that such deeds, bills of sale, assignments and other instruments of transfer and assumption shall not require Purchaser to make any additional representations, warranties or covenants, expressed or implied, not contained in this Agreement).

SECTION 2.03.  Post-Closing Purchase Price Adjustment.  (a)  Within 60 days after the applicable Closing Date, Seller shall prepare and deliver to Purchaser a statement (the “Statement”), setting forth the book value of the Global Transferred Inventory as of the close of business in New York on the Global Closing Date (the “Global Closing Inventory”) or the China Transferred Inventory as of the close of business in Shanghai on the China Closing Date (the “China Closing Inventory”), as applicable, calculated in accordance with International Financial Reporting Standards and the principles set forth on Section 2.03 of the Seller Disclosure Schedule (the “Inventory Principles”).  Purchaser shall assist Seller and its independent auditors and other representatives in the preparation of the Statement and shall provide Seller and its independent auditors and other representatives any information reasonably requested and shall provide them access at all reasonable times to the personnel, properties, books and records of the Business for such purpose.

(b)  Objections; Resolution of Disputes.

(i) Unless Purchaser notifies Seller in writing within 15 days after Seller’s delivery of the applicable Statement of any objection to the computation of Global Closing Inventory or China Closing Inventory, as applicable, set forth therein (the “Notice of Objection”), such Statement shall become final and binding.  During such 15-day period Purchaser and its representatives shall be permitted to review the working papers of Seller relating to such Statement.  Any Notice of Objection shall specify in reasonable detail the basis for the objections set forth therein and shall include a special purpose report of  Ernst & Young (“Purchaser’s Accountants”) stating that they concur with the matters set forth in such Notice of Objection and that such Notice of Objection has been prepared in accordance with this Section 2.03.  Any Notice of Objection shall include only objections based on (A) mathematical errors in the computation of Global Closing Inventory or China Closing Inventory, as applicable, or (B) Global Closing Inventory or China Closing Inventory, as applicable, not having been calculated in accordance with the Inventory Principles.

(ii) If Purchaser provides the applicable Notice of Objection to Seller within such 15-day period, Purchaser and Seller shall, during the 30-day period following Seller’s receipt of such Notice of Objection, attempt in good faith to resolve Purchaser’s objections.  During such 30-day period, Seller and its independent auditors and other representatives shall be permitted to review the working papers of Purchaser and Purchaser’s Accountants relating to such Notice of Objection and the basis therefor.  If Purchaser and Seller are unable to resolve all such objections within such 30-day period, the matters remaining in dispute that were properly included in such Notice of Objection shall be submitted to KPMG (or, if such firm declines to act, to another nationally recognized public accounting firm mutually agreed upon by Purchaser and Seller in writing and, if Purchaser and Seller are unable to so agree within 10 days after the end of such 30-day period, then Purchaser and Seller shall each select such a firm and such firms shall jointly select a third nationally recognized firm to resolve the disputed matters (such selected firm being the “Independent Expert”)).  The parties shall instruct the Independent Expert to render its reasoned written decision as promptly as practicable but in no event later than 60 days after its selection.  The resolution of disputed items by the Independent Expert shall be final and binding, and the determination of the Independent Expert shall constitute an arbitral award that is final, binding and non-appealable and upon which a judgment may be entered by a court having jurisdiction over the party against which such determination is to be enforced.  The fees and expenses of the Independent Expert shall be borne equally by Purchaser and Seller.  The fees and disbursements of Purchaser’s independent auditors incurred in connection with their review of the applicable Statement and certification of any Notice of Objection shall be borne by Purchaser.  After the applicable Statement shall have become final and binding, neither party shall have any further right to make any claims against the other in respect of (i) any element of the Global Closing Inventory or the China Closing Inventory, as applicable, that Purchaser raised, or could have raised, in the applicable Notice of Objection or (ii) any payment made pursuant to Section 2.03(c).

(c)  Adjustment Payment.  The Global Purchase Price shall be increased by the entire amount, if any, by which the Global Closing Inventory exceeds $35,000,000 (the “Global Target Inventory”), if the Global Closing Inventory exceeds $35,100,000, and the Global Purchase Price shall be decreased by the entire amount, if any, by which the Global Closing Inventory is less than the Global Target Inventory, if the Global Closing Inventory is less than $34,900,000 (the Global Purchase Price as so increased or decreased being hereinafter called the “Adjusted Global Purchase Price”).  The China

Purchase Price shall be increased by the entire amount, if any, by which the China Closing Inventory exceeds 20,564,280 Renminbi (the “China Target Inventory”), if the China Closing Inventory exceeds 21,187,440 Renminbi, and the China Purchase Price shall be decreased by the entire amount, if any, by which China Closing Inventory is less than the China Target Inventory, if the China Closing Inventory is less than 19,941,120 Renminbi (the China Purchase Price as so increased or decreased being hereinafter called the “Adjusted China Purchase Price”).  Within 10 days after the applicable Statement has become final and binding in accordance with Section 2.03(b), (i) if the Global Closing Date Payment or the China Closing Date Payment, as applicable, is less than the Adjusted Global Purchase Price or the Adjusted China Purchase Price, as applicable, Purchaser shall pay to Seller an amount equal to such difference, plus simple interest thereon at a rate of 5% per annum from the applicable Closing Date to the date payment is made in full, and (ii) if the Global Closing Date Payment or the China Closing Date Payment, as applicable, is greater than the Adjusted Global Purchase Price or the Adjusted China Purchase Price, as applicable, Seller shall pay to Purchaser an amount equal to such difference, plus simple interest thereon at a rate of 5% per annum from the applicable Closing Date to the date payment is made in full (the Global Closing Date Payment and the China Closing Date Payment as so increased or decreased being hereinafter called the “Global Final Purchase Price” and the “China Final Purchase Price”, respectively, and, collectively, the “Final Purchase Price”); provided that any such adjustment to the China Closing Date Payment shall be effected by Purchaser or Seller, as applicable, causing PRC Purchaser (or an affiliate thereof specified by Purchaser) or PRC Seller (or an affiliate thereof specified by Seller), as applicable, to make such payment to the other.  Any such payment hereunder shall be made by wire transfer of immediately available funds to an account designated in writing by Purchaser or Seller, as the case may be.

(d)  Post-Closing Books and Records.  Following the applicable Closing through the resolution of any adjustment to the Global Purchase Price or the China Purchase Price, as applicable, contemplated by this Section 2.03, Purchaser shall not take any action with respect to the accounting books and records of the Business on which the applicable Statement is to be based that could prevent, obstruct or otherwise affect (i) the results of the procedures set forth in this Section 2.03, including the value of the Global Closing Inventory or the China Closing Inventory, as applicable, or any other value set forth on such Statement, or (ii) the procedures set forth in this Section 2.03, including the preparation of the Statement or the resolution of any dispute regarding the Statement.  During the period of time from and after the applicable Closing Date through the resolution of any adjustment to the Global Purchase Price or the China Purchase Price, as applicable, contemplated by this Section 2.03, Purchaser shall afford to Seller and any accountants, counsel or financial advisers retained by Seller in connection with any adjustment to the Global Purchase Price or the China Purchase Price, as applicable, contemplated by this Section 2.03 reasonable access during normal business hours to all the properties, books, contracts, personnel and records of the Business relevant to the adjustment contemplated by this Section 2.03.

SECTION 2.04.  Further Assurances.

(a)  At the applicable Closing and from time to time after such Closing and without further consideration, each party shall execute and deliver any further documents, certificates and other instruments (including the execution of local forms or notarization and/or legalization required for the recording of any assignments of applicable Transferred Intellectual Property or Additional Trademarks outside of the United States) and take such other action consistent with the terms of this Agreement, as may reasonably be requested by the other, for the purpose of effectuating the intent of this Agreement.  Should either Closing occur and Purchaser thereafter claim that one or more assets that should have constituted Global Transferred Assets or China Transferred Assets, as the case may be, were not transferred to Purchaser in accordance with the terms of this Agreement, Purchaser’s remedies shall not be limited to money damages and Purchaser shall be entitled to seek the remedy of specific performance with respect thereto.

(b)  In addition, to the extent reasonably requested by Purchaser in connection with actions contemplated by Section 5.09, the parties shall execute the China Land Transfer Agreement and the China Property Transfer Agreement prior to the China Closing Date; provided, however, that, notwithstanding the foregoing, the rights and obligations of the parties thereunder shall not take effect prior to, and shall be conditioned upon consummation of, the China Closing.  For purposes of the China Land Transfer Agreement and the China Property Transfer Agreement, the Closing Date (as such term is used therein) shall be the China Closing Date.  Purchaser hereby agrees that the China Land Transfer Agreement and the China Property Transfer Agreement (i) shall not be used to register, attempt to register or otherwise attempt to make effective prior to the China Closing the conveyances provided for therein and (ii) shall only be used in connection with the actions contemplated by Section 5.09.

ARTICLE III

Representations and Warranties of Seller

Except as set forth in the disclosure schedules (collectively, the “Seller Disclosure Schedule”) delivered by Seller to Purchaser on or prior to the date hereof and the documents attached to or incorporated by reference therein, Seller represents and warrants to Purchaser as follows:

SECTION 3.01.  Organization and Standing.  Seller is duly organized, validly existing corporation and is in good standing under the laws of the State of New York.  Each of the Seller Affiliates is duly organized and validly existing under the laws of its jurisdiction of organization.  Each of Seller and each of the Seller Affiliates has full corporate, company or partnership power (as applicable) and authority to own, lease or otherwise hold the Transferred Assets owned, leased or otherwise held by it and to conduct the Business as presently conducted by it.

SECTION 3.02.  Authority; Execution and Delivery; Enforceability.  Seller has full corporate power and authority to execute, deliver and perform this Agreement and the other agreements and instruments to be executed and delivered in connection with this Agreement (the “Ancillary Agreements”) to which it is, or is specified to be, a party and to consummate the transactions contemplated to be consummated by it by this Agreement and such Ancillary Agreements.  Each of the Seller Affiliates has full corporate, company or partnership power and authority to execute, deliver and perform the Ancillary Agreements to which it is, or is specified to be, a party and to consummate the transactions contemplated to be consummated by it by such Ancillary Agreements.  All corporate action required to authorize Seller’s execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and to authorize the consummation of the transactions contemplated to be consummated by it by this Agreement and such Ancillary Agreements has been taken.  All corporate, company or partnership action required to authorize each of the Seller Affiliates’ execution, delivery and performance of the Ancillary Agreements to which it is, or is specified to be, a party and to authorize the consummation of the transactions contemplated to be consummated by it by such Ancillary Agreements has been taken.  Seller has duly executed and delivered this Agreement and on or prior to the applicable Closing will have duly executed and delivered each Ancillary Agreement to which it is, or is specified to be, a party, and this Agreement constitutes, and each Ancillary Agreement to which it is, or is specified to be, a party will at the applicable Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors’ rights generally and to general equitable principles.  Each of the Seller Affiliates on or prior to the applicable Closing will have duly executed and delivered each Ancillary Agreement to which it is, or is specified to be, a party, and each Ancillary Agreement to which it is, or is specified to be, a party will at the applicable Closing constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors’ rights generally and to general equitable principles.

SECTION 3.03.  No Conflicts or Violations; No Consents or Approvals Required.  The execution and delivery by Seller of this Agreement do not, the execution and delivery by Seller and each of the Seller Affiliates of each Ancillary Agreement to which it is, or is specified to be, a party will not, and the consummation of, in the case of Seller, the transactions contemplated to be consummated by it by this Agreement and such Ancillary Agreements, or, in the case of each of the Seller Affiliates, the transactions contemplated to be consummated by it by such Ancillary Agreements, will not conflict with, or result in any breach of or constitute a default under, or result in the creation of any Lien (other than Permitted Liens or Liens caused by Purchaser) upon any of the Transferred Assets under, any provision of (i) in the case of Seller, its Certificate of Incorporation or By-laws and, in the case of each of the Seller Affiliates, its comparable organizational documents, (ii) any Contract to which Seller or any of the Seller Affiliates is a party or by which any of the Transferred Assets is bound or (iii) any judgment, order or decree (“Judgment”) or Applicable Law, other than, in the case of clauses (i), (ii) and (iii) above, any such items that would not reasonably be expected to have a material adverse effect on the Transferred Assets, taken as a whole.  No Consent of, or registration, declaration or filing with, any Federal, state, local or foreign court of competent jurisdiction, governmental agency, authority, instrumentality or regulatory body (a “Governmental Entity”), is required to be obtained or made by or with respect to Seller or any of the Seller Affiliates in connection with the execution, delivery and performance of this Agreement or the consummation of the Acquisition, other than (A) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (B) the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods as may be required under any other applicable competition, merger control, antitrust or similar Applicable Law of any jurisdiction, (C) compliance with and filings and notifications under applicable Environmental Laws, (D) compliance with and filings under Section 13(a) of the Exchange Act, (E) those that may be required solely by reason of Purchaser’s (as opposed to any other third party’s) participation in the Acquisition and the other transactions contemplated hereby and by the Ancillary Agreements and (F) those the failure of which to obtain or make would not reasonably be expected to have a Business Material Adverse Effect.

SECTION 3.04.  Financial Information.  Section 3.04 of the Seller Disclosure Schedule sets forth (i) an unaudited Statement of Inventory at December 31, 2010, December 31, 2011 and September 30, 2012 and (ii) an unaudited Statement of Profit Before Overheads for the years ended December 31, 2010 and December 31, 2011 and for the nine months ended September 30, 2012 (such statements, the “Management Accounts”).  The Management Accounts were prepared in accordance with International Financial Reporting Standards and the historical accounting principles, practices, methodologies and policies of Seller or the applicable Seller Affiliates with respect to the Business applied on a consistent basis.  The Management Accounts present fairly, in all material respects, in accordance with such accounting principles, practices, methodologies and policies, the Inventory of the Business at December 31, 2010, December 31, 2011 and September 30, 2012 and the direct revenues and expenses of the Business for the years ended December 31, 2010 and December 31, 2011 and for the nine months ended September 30, 2012.

SECTION 3.05.  Assets Other than Real Property Interests.  (a)  Seller and the Seller Affiliates have, or as of the Global Closing Date will have, good and valid title to all Global Transferred Assets, and as of the China Closing Date will have good and valid title to the China Transferred Assets, other than those sold or otherwise disposed of since the date of this Agreement not in violation hereof, in each case free and clear of all mortgages, liens, charges, claims, security interests, options or other rights to purchase, restrictions, reservations, pledges, encroachments, easements, covenants, rights-of-way or other encumbrances of any kind (collectively, “Liens”), except (i) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business that secure amounts that are not yet delinquent, (ii) Liens arising under original purchase price conditional sales Contracts or equipment leases with third parties entered into in the ordinary course of business, (iii) Liens for Taxes and other governmental charges that are not due and payable or that may thereafter be paid without penalty and (iv) other imperfections of title, licenses or encumbrances, if any, which do not materially impair the continued use and operation of the assets to which they relate in the conduct of the Business as presently conducted.  The Transferred Equipment is in reasonably good repair and operating condition (subject to normal wear and tear), and is adequate and suitable for its present uses.  The Transferred Equipment has been maintained in the ordinary course of business consistent with past practice.  The bonded imported equipment, raw materials and inventory that are Transferred Assets are not subject to custom’s supervision, and all such equipment, raw materials and inventory can be sold and transferred to the PRC Purchaser free of import value added tax imposed by the People’s Republic of China.

(b)  This Section 3.05 does not relate to real property or interests in real property, such items being the subject of Section 3.06, or to Intellectual Property, such items being the subject of Section 3.07.

SECTION 3.06.  Real Property.  (a)  Section 3.06(a) of the Seller Disclosure Schedule sets forth a legal description of the Little Rock Facility and identifies the China Facility, which taken together constitute all real property and interests in real property (including land use rights) owned by Seller or a Seller Affiliate and used or held for use exclusively in the operation or conduct of the Business, other than any such property or interest constituting an Excluded Asset (individually, an “Owned Property”).  Neither Seller nor any Seller Affiliate leases any real property or interest in real property that is used or held for use exclusively in the operation or conduct of the Business.

(b)  Seller or a Seller Affiliate has fee title to the Little Rock Facility and valid title to the China Facility (with all buildings located thereon duly recorded on the relevant property title certificates issued by the appropriate Chinese authorities), in each case free and clear of all Liens (including licenses related to use of real property), except (i) the Liens described in clauses (i) through (iv) of Section 3.05(a), (ii) those matters set forth in Section 3.06(b) of the Seller Disclosure Schedule, (iii) easements, covenants, restrictions, rights-of-way and other similar matters, whether or not of record that do not materially impair the continued use and operation of the assets to which they relate in the conduct of the Business as presently conducted, (iv) any conditions that may be shown by a current, accurate survey or that would be apparent as part of a physical inspection of any Owned Property made prior to the applicable Closing and (v) zoning, building and other similar restrictions (the Liens described in clauses (i) through (v) above, together with any Liens set forth in Sections 3.05 and 3.06 of the Seller Disclosure Schedule, are referred to collectively as the “Permitted Liens”).  To the knowledge of Seller, as of the date of this Agreement, there are no material projects planned relating to maintenance of the structural integrity of the Owned Property.

(c)  This Section 3.06 does not relate to environmental matters, such items being the subject of Section 3.14(d).

SECTION 3.07.  Intellectual Property.  (a)   Seller or a Seller Affiliate is the owner of the Transferred Intellectual Property and the Transferred Technology free and clear of all Liens and no license fees in respect of any Transferred Intellectual Property or, other than ordinary course software license fees, Transferred Technology are paid to any party (affiliated or non-affiliated) for the use by Seller or the applicable Seller Affiliate thereof in those jurisdictions where such Transferred Intellectual Property and

Transferred Technology is being used.  Section 3.07 of the Seller Disclosure Schedule sets forth a list of the registered (and applications for registration of) Transferred Intellectual Property (the “Registered Business Intellectual Property”).  Section 3.07 of the Seller Disclosure Schedule sets forth a list of the application numbers and the jurisdictions where the Registered Business Intellectual Property is registered or where applications have been filed.  Purchaser acknowledges and agrees that Seller does not make any representations or warranties relating to the trademark registrations and applications included in the Registered Business Intellectual Property in jurisdictions other than those set forth in Section 1.02(a)(iv)(B) of the Seller Disclosure Schedule.

(b)  Except as set forth in Sections 3.07(b), 1.02(a)(iv)(A) and 1.02(a)(iv)(B) of the Seller Disclosure Schedule, all necessary registration, maintenance, renewal, and annuity fees have been paid, and all necessary documents have been filed, in connection with the Registered Business Intellectual Property.  In connection with the Registered Business Intellectual Property, all registrations are in force and all applications for the same are pending in good standing and without any adverse action or proceedings pending or threatened by or before the Governmental Entity in which the registrations or applications are issued or filed.  The Registered Business Intellectual Property is valid and enforceable and none of the Registered Business Intellectual Property has been declared invalid or unenforceable or been limited by any court or arbitration panel.  No material claims are pending or, to the knowledge of Seller, threatened as of the date of this Agreement against Seller or any of the Seller Affiliates by any person claiming that the use of the Transferred Intellectual Property in the operation or conduct of the Business infringes, misappropriates or otherwise violates the Intellectual Property rights of any such person.  During the three year period immediately preceding the date of this Agreement, neither Seller nor any of the Seller Affiliates has received any written notice alleging that the operation or conduct of the Business infringes the Intellectual Property rights of any person.  The operation of the Business as currently conducted does not and, to the knowledge of Seller, the operation of the Business as planned to be conducted will not, infringe, misappropriate or otherwise violate the Intellectual Property rights of any person.

(c)  Except as set forth on Section 3.07(c) of the Seller Disclosure Schedule, neither Seller nor any of the Seller Affiliates has granted any license of any kind relating to any Transferred Intellectual Property or Transferred Technology, except non-exclusive licenses to end-users in the ordinary course of business.  Neither Seller nor any of the Seller Affiliates is bound by or a party to any option, license or similar Contract relating to any Intellectual Property of any other person for the use of such Intellectual Property in the conduct of the Business, except where payments under the applicable Contract are less than $50,000 per year and the Contract is (i) for non-exclusive licenses to end-users in the ordinary course of business and (ii) for so-called “shrink-wrap” and other non-customized license agreements relating to computer software licensed to Seller or the applicable Seller Affiliate in the ordinary course of business.

(d)  Other than (i) the licenses set forth in Section 3.07(c) of the Seller Disclosure Schedule, (ii) rights in connection with co-packing arrangements and (iii)

cross-promotional rights entered into in the ordinary course of business, neither Seller nor any of the Seller Affiliates is a party to or bound by any material license, sublicense, option or other agreement relating in whole or in part to the Transferred Intellectual Property.

(e)  There are no pending proceedings initiated by Seller or any Seller Affiliate regarding infringement, misappropriation or other violation by any person of Seller’s or any Seller Affiliate’s rights to, or in connection with, the Transferred Intellectual Property or Transferred Technology.

(f)  All trade secrets of Seller and the Seller Affiliates that are included in the Transferred Technology have been maintained by Seller and the Seller Affiliates subject to secrecy safeguards in a manner substantially consistent with the manner in which Seller maintains the confidentiality of its trade secrets generally. No formulas, recipes or manufacturing processes that are owned by Seller or any Seller Affiliate that are material to the Business have been disclosed to any third person other than pursuant to a written agreement protecting the disclosure thereof.

(g)  For the avoidance of doubt, nothing in this Section 3.07 or elsewhere in this Agreement shall be construed as a representation or warranty related to the Additional Trademarks.

SECTION 3.08.  Contracts.  (a)  Except for Contracts relating to Excluded Assets, neither Seller nor any of the Seller Affiliates is a party to or bound by any Contract that is used and held for use exclusively in, or that arises exclusively out of, the operation or conduct of the Business (other than (x) any Contract that is not material in relation to the Business, taken as a whole, (y) this Agreement and the Ancillary Agreements and (z) Contracts entered into after the date of this Agreement in accordance with Section 5.01) and that is:

(i) a covenant not to compete (other than (A) pursuant to any radius restriction contained in any lease, reciprocal easement or development, construction, operating or similar agreement and (B) any such covenant contained in any agreement with a broker) that materially limits the conduct of the Business as currently conducted;

(ii) (A) a continuing Contract for the future purchase of materials, supplies, equipment, raw materials, packaging or commodities (other than (x) purchase Contracts and orders for Inventory in the ordinary course of business and (y) purchase orders for the co-packing or manufacturing of the products of the Business in the ordinary course of business), (B) a management, service, consulting or other similar Contract (other than Contracts for services in the ordinary course of business, including transportation and warehousing Contracts) or (C) an advertising Contract, in any such case which has an aggregate future liability to any person (other than Seller or any of the Seller Affiliates) in excess of $100,000 and is not terminable by Seller or a Seller Affiliate by notice of not more than 90 days for a cost of less than $100,000;

(iii) a Contract under which Seller or any of the Seller Affiliates has borrowed any money from, or issued any note, bond, debenture or other evidence of indebtedness to, any person (other than Seller or any of the Seller Affiliates) or any other note, bond, debenture or other evidence of indebtedness of Seller or any of the Seller Affiliates (other than in favor of Seller or any of the Seller Affiliates) in any such case which, individually, is in excess of $100,000;

(iv) a Contract under which (A) any person (other than Seller or any of the Seller Affiliates) has directly or indirectly guaranteed indebtedness, liabilities or obligations of Seller or any of the Seller Affiliates or (B) Seller or any of the Seller Affiliates has directly or indirectly guaranteed indebtedness, liabilities or obligations of any person, other than Seller or any of the Seller Affiliates (in each case other than endorsements for the purpose of collection in the ordinary course of business), in any such case which, individually, is in excess of $100,000;

(v) a material Contract granting a Lien upon any Transferred Real Property, which Lien is not a Permitted Lien;

(vi) a Contract (other than a Contract that will be terminated as of the Global Closing or the China Closing, as applicable) with (A) Seller, any of the Seller Affiliates or any of their respective affiliates or (B) any officer or director of Seller or any of the Seller Affiliates;

(vii) a lease or similar Contract with any person (other than Seller or any of the Seller Affiliates) under which Seller or any of the Seller Affiliates is a lessor or sublessor of, or makes available for use to any person (other than Seller or any of the Seller Affiliates) any portion of any premises otherwise occupied by Seller or any of the Seller Affiliates that, in either case, specifies payments in excess of $100,000 per annum;

(viii) a lease or similar Contract with any person (other than Seller or any of the Seller Affiliates) under which Seller or any of the Seller Affiliates is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any person which lease or similar Contract has an aggregate future liability in excess of $100,000 and is not terminable by Seller or any of the Seller Affiliates by notice of not more than 90 days for a cost of less than $100,000; or

(ix) any other Contract that has an aggregate future liability to any person (other than Seller or any of the Seller Affiliates) in excess of $150,000 and is not terminable by Seller or any of the Seller Affiliates by notice of not more than 90 days for a cost of less than $150,000 (other than purchase orders, sales orders and Contracts with brokers).

(b)  Seller or the applicable Seller Affiliate has performed all material obligations required to be performed by it to date under the Transferred Contracts (the Transferred Contracts, the “Business Contracts”) and it is not in material breach or material default thereunder and, to the knowledge of Seller, no other party to any Business Contract, as of the date of this Agreement, is in material breach or material default thereunder.  Seller has delivered to Purchaser a true, correct and complete copy (redacted in certain instances) of each Transferred Contract.  All Business Contracts are valid and binding, in full force and effect and enforceable (subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors’ rights generally and to general equitable principles) in accordance with their terms by Seller or the applicable Seller Affiliate, except to the extent such failures to be valid, binding, in full force and effect or enforceable would not be material to the Business.

SECTION 3.09.  Permits.  (a)  (i) Transferred Permits are validly held by Seller or a Seller Affiliate, and Seller or the applicable Seller Affiliate has complied in all material respects with the terms and conditions thereof, (ii) during the 12 months immediately preceding the date of this Agreement, neither Seller nor any of the Seller Affiliates has received written notice of any Proceeding relating to the revocation or modification of any such Transferred Permits the loss of which would reasonably be expected to materially adversely affect the Business and (iii) none of such Transferred Permits would reasonably be expected to be subject to suspension, modification, revocation or non-renewal as a result of the execution and delivery of this Agreement or the consummation of the Acquisition, except for any such suspensions, modifications, revocations or non-renewals that would not materially adversely affect the Business.

(b)  Section 3.09(a)(i) does not relate to environmental matters, such items being the subject of Section 3.14(d).

SECTION 3.10.  Taxes.  (a)  For purposes of this Agreement:

“Canada Transferred Assets” shall mean those Transferred Assets that are located in Canada or that are used by the owner thereof in connection with its operation of the Business in Canada.

“Canada Tax” shall mean any Transfer Tax that is GST, HST or QST.

“China Business Transfer Tax” shall mean a China Tax that is a Transfer Tax imposed on the transfer of real estate assets, intangible assets or goodwill (other than a China Tax that is a Transfer Tax that is a land appreciation, deed or stamp tax).

“China Tax” shall mean any Tax relating to the China Transferred Assets, the operation of the China Business or the China Agreements.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Excluded Taxes” shall mean all liabilities of Seller, any of the Seller Affiliates or any of their respective affiliates in respect of any Tax for any Pre-Closing Tax Period.

“GST” shall mean the Canadian Federal Goods and Services Tax imposed pursuant to Part IX of the Excise Tax Act (Canada).

“HST” shall mean the Harmonized Sales Tax imposed pursuant to Part IX of the Excise Tax Act (Canada).

“Income Tax” or “Income Taxes” shall mean (i) all income or franchise Taxes imposed on or measured by income, (ii) all other Taxes reported on a Tax Return that includes such Taxes and (iii) any interest, penalties and additions associated with the amounts described in clauses (i) and (ii) hereof.

“Pre-Closing Tax Period” shall mean any taxable period ending on or before the Global Closing Date (or, in the case of a taxable period with respect to a China Tax, the China Closing Date) and the portion ending on the applicable Closing Date of any taxable period that includes but does not end on the applicable Closing Date.

“Post-Closing Tax Period” shall mean any taxable period (or portion thereof) beginning after the Global Closing Date (or, in the case of a taxable period with respect to a China Tax, the China Closing Date).

“Property Taxes” shall mean real, personal and intangible property Taxes.

“QST” shall mean the Quebec Sales Tax imposed pursuant to the Act respecting the Quebec sales tax (Quebec).

“Recoverable Transfer Taxes” shall mean Transfer Taxes that are recoverable or creditable by Purchaser (or any of its affiliates) under Applicable Law governing the payment of such Transfer Taxes, including Canada Taxes, value added tax imposed by the People’s Republic of China and other similar recoverable or creditable Transfer Taxes in other jurisdictions.

“Straddle Period” shall mean any taxable period beginning on or prior to the Global Closing Date (or, in the case of a taxable period with respect to a China Tax, the China Closing Date) and ending after the Global Closing Date (or, in the case of a taxable period with respect to a China Tax, the China Closing Date).

“Tax” or “Taxes” shall mean all forms of taxation imposed by any Federal, state, provincial, local, foreign or other Taxing Authority, including income, franchise, property, sales, use, excise, employment, unemployment, payroll, social security, estimated, value added, ad valorem, transfer, recapture, withholding, health and other taxes of any kind, including any interest, penalties and additions thereto.

“Taxing Authority” shall mean any Federal, state, provincial, local or foreign government, any subdivision, agency, commission or authority thereof or any quasi-governmental body exercising Tax regulatory authority.

“Tax Return” shall mean any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including any amendment made with respect thereto.

“Transfer Taxes” shall mean all sales (including bulk sales), use, value-added, transfer, recording, ad valorem, privilege, documentary, gross receipts, registration, conveyance, deed, land appreciation, excise, license, stamp or similar Taxes and fees arising out of, in connection with or attributable to the transactions effectuated pursuant to this Agreement.

(b)  (i) All material Tax Returns required to be filed by the Code or by applicable state, provincial, local or foreign Tax laws to the extent such Tax Returns relate to the Transferred Assets or the operation of the Business for Pre-Closing Tax Periods have been timely filed or will be timely filed, (ii) all material Taxes due with respect to the Transferred Assets or operation of the Business (whether or not shown as due on any Tax Return) have been paid in full or will be timely paid in full by the due date thereof other than those being contested in good faith by appropriate proceedings, (iii) no material claims are being asserted in writing with respect to any Taxes due on such Tax Returns with respect to the Transferred Assets or the operation of the Business, (iv) no material Liens for Taxes with respect to the Transferred Assets have been filed and (v) no claim in writing has been made by a Taxing Authority in a jurisdiction in which neither the Seller nor any Seller Affiliate currently files a Tax Return stating that the Transferred Assets or the operation of the Business is subject to Tax by such jurisdiction.

SECTION 3.11.  Proceedings.  Section 3.11 of the Seller Disclosure Schedule sets forth a list as of the date of this Agreement of each pending (as to which a complaint has been served on Seller or any Seller Affiliate) or threatened Proceeding against Seller or any of the Seller Affiliates (to which Seller has knowledge) which relates to the Business and pursuant to which a party seeks (a) more than $100,000 from Seller or the applicable Seller Affiliate or (b) injunctive relief prohibiting the consummation of the Acquisition.  Neither Seller nor any of the Seller Affiliates is a party or subject to or in default under any unsatisfied Judgment applicable to the conduct of the Business.  This Section 3.11 does not relate to Intellectual Property matters or environmental matters, such items being the subject of Sections 3.07 and 3.14(d), respectively.

SECTION 3.12.  Seller Benefit Plans; Employment Matters.  (a)   Section 3.12 of the Seller Disclosure Schedule sets forth a complete and accurate list of each material Seller Benefit Plan.  Seller has delivered or made available to Purchaser copies of (i) each Seller Benefit Plan and any amendments thereto, (ii) the most recent summary plan description and summary of material modifications for each Seller Benefit Plan for which such a summary plan description or summary of material modifications is required, (iii) each trust, insurance, group annuity Contract or other funding document relating to any Seller Benefit Plan and (iv) with respect to Seller’s 401(k) Plan and Seller’s Pension Plan, the most recent determination, opinion or advisory letter received from the IRS with respect to each such plan.

(b)  With respect to Seller’s 401(k) Plan, Seller’s Pension Plan and Seller’s Cafeteria Plan, (i) each such plan has been administered in accordance with its terms and is in compliance with all Applicable Law, including provisions of ERISA and the Code, except for such failures or instances of possible non-compliance that would not reasonably be expected to have a Business Material Adverse Effect, (ii) to the knowledge of Seller, no fact or circumstance exists that is reasonably likely to result in a Business Material Adverse Effect regarding the preferential tax treatment of each such plan, (iii) all material contributions or premiums relating to Business Employees required to be paid, deducted or remitted and all obligations required to be performed by the Seller or any Seller Affiliate relating to the Business Employees under the terms of each such plan or by Applicable Law have been paid, deducted, remitted or performed in a timely fashion and (iv) all material contributions relating to the Business Employees to each such plan required to be made by way of authorized payroll deduction have been properly withheld by the Seller and its affiliates and fully paid thereunder in accordance with Applicable Law.

(c)  With respect to Seller’s 401(k) Plan and Seller’s Pension Plan, (i) each such plan has received a current favorable determination (or is entitled to rely on the opinion letter of a pre-approved plan sponsor) as to its qualification and each trust has received a determination letter from the IRS that such trust is so exempt under Section 501(a) of the Code and (ii) nothing has occurred since the date of the most recent determination of such qualification and exemption that would materially adversely affect the qualified or exempt status of each such plan or trust nor will the consummation of the transactions provided for by this Agreement have any such effect.

(d)  Except as disclosed in Section 3.12(d) of the Seller Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any Business Employee to any material bonus, retirement, severance pay or any other material benefit or payment or (ii) accelerate the time of payment or vesting of, or increase the amount of, any compensation due to any Business Employee.

(e)  None of the Business Employees are represented by any union or subject to any collective bargaining agreements or other agreements with any union or labor organization or employee group and, to the knowledge of Seller, there are no labor organization attempts relating to the Business Employees.

(f)  As of the date hereof, there are no material work stoppages, slowdowns, walkouts or strikes with respect to the Business Employees.

(g)  To the extent required by Applicable Law, the qualifications of each Business Employee for employment under Applicable Law have been reviewed by Seller or the Seller Affiliate that employs such Business Employee and a properly completed Form I-9 is on file with respect to each U.S. Business Employee.

SECTION 3.13.  Absence of Changes or Events.  Since September 30, 2012, (i) there has not been a Business Material Adverse Effect, (ii) the Business has been operated in its ordinary course of business and (iii) neither Seller nor any of the Seller Affiliates has taken any action that, if taken after the date of this Agreement, would constitute a breach of Section 5.01(a)(i) through (viii).  Purchaser acknowledges that there may be disruption to the Business as a result of the announcement by Seller of its intention to sell the Business (and that there may be further disruption to the Business as a result of the execution of this Agreement (including the identity of Purchaser) and the consummation of the transactions contemplated hereby), and Purchaser agrees that any such disruptions do not and shall not constitute a breach of this Section 3.13.

SECTION 3.14.  Compliance with Applicable Laws.  (a)  To the knowledge of Seller, the Business is in compliance in all material respects with all Applicable Laws (including the United Stated Foreign Corrupt Practices Act of 1977, as amended, or any other anticorruption or anti-bribery laws applicable to Seller or any of the Seller Affiliates (the “Anticorruption Laws”)).  This Section 3.14(a) does not relate to matters with respect to Taxes, which are the subject of Section 3.10, or to environmental matters, which are the subject of Section 3.14(d).

(b)  To the knowledge of Seller, in connection with the Business and as of the date of this Agreement, (i) there is no allegation, charge, Proceeding or investigation of or request for information from Seller or any of the Seller Affiliates by any Governmental Entity regarding any Anticorruption Laws and (ii) there is no other allegation, investigation or inquiry by any Governmental Entity regarding Seller or any of the Seller Affiliates’ actual or possible violation of such Anticorruption Laws.

(c)  To the knowledge of the Seller, in connection with the Business and as of the date of this Agreement, neither Seller, any Seller Affiliates, nor any of their respective officers, directors, employees, agents or other individuals or entities acting on behalf of Seller or any of Seller’s Affiliates (i) has conducted, directed or facilitated any business from the United States with any Restricted Person or with or in any Restricted Country, (ii) has conducted, directed or facilitated any business from outside the United States in any Restricted Country or (iii) has entered into any contract, agreement or other arrangement that would constitute a Transferred Contract to cooperate with any boycott of another country that is not sanctioned by the United States government.  For purposes of this Agreement, “Restricted Person” means any individual, entity or government agency that is identified on a list as of the date of this Agreement administered by a United States governmental entity with whom United States persons (both individuals and entities) and their foreign branches and subsidiaries are prohibited from conducting, directing or facilitating any business; and, “Restricted Country” means Iran, Syria, North Korea, Sudan, Cuba and, with respect to certain blocked parties, Slovenia, Croatia, Bosnia and Herzegovina, Serbia, Montenegro, Kosovo, Macedonia, Belarus, Burma, Ivory Coast, Iraq, Lebanon, Liberia, Libya, Somalia, Yemen and Zimbabwe.

(d)   (i) To the knowledge of Seller, Seller and the Seller Affiliates conduct and for the three (3) years immediately preceding the date of this Agreement have conducted the Business in compliance in all material respects with all Applicable Laws relating to pollution or protection of the environment or, as it relates to exposure to hazardous or toxic materials, occupational health and safety of Business Employees (“Environmental Laws”), (ii) Seller and the Seller Affiliates possess all Permits required under Environmental Laws for the conduct of the Business as currently conducted (“Environmental Permits”) and are in compliance in all material respects with the terms and conditions thereof, (iii) there are no material Proceedings pending or threatened in writing against Seller or any of the Seller Affiliates alleging that the Business has committed a violation of or is liable under any Environmental Law, (iv) neither Seller nor any of the Seller Affiliates is a party to or in default under any Judgment pursuant to any Environmental Law that would reasonably be expected to result in a material liability to Seller with respect to the Business and (v) to the knowledge of Seller, there has been no Release or threatened Release of any Hazardous Materials at any Owned Property that would reasonably be expected to result in a material liability to Seller with respect to the Business.

SECTION 3.15.  Inventory.  On the Global Closing Date, except to the extent excluded from the Global Closing Inventory pursuant to the Inventory Principles, the Transferred Inventory corresponding to the Global Closing Date will be usable and saleable in the ordinary course of business.  On the China Closing Date, except to the extent excluded from the China Closing Inventory pursuant to the Inventory Principles, the Transferred Inventory corresponding to the China Closing Date will be usable and saleable in the ordinary course of business.

SECTION 3.16.  Recalls.  During the three years immediately preceding the date of this Agreement, there have been no recalls of any Products sold by the Business.

SECTION 3.17.  Suppliers and Customers.  Section 3.17 of the Seller Disclosure Schedule lists the 10 largest customers and suppliers of the Business (in each case, excluding any co-packers or contract manufacturers) based on revenues or billings generated during the 12 month period ended September 30, 2012 (as to customers) and expenditures during the 12 month period ended September 30, 2012 (as to suppliers).  During the 12 month period immediately preceding the date of this Agreement, neither Seller nor any of the Seller Affiliates has received, from any customer or supplier listed in Section 3.17 of the Seller Disclosure Schedule, written notice terminating (or stating the intent to terminate) such customer’s or supplier’s relationship with Seller or such Seller Affiliate.  As of the date of this Agreement, neither Seller nor any of the Seller Affiliates has agreed with any existing customer to repurchase, or issue a credit or allow a return in respect of, any Products following the Global Closing (in the case of Products relating to Global Transferred Assets) or the China Closing (in the case of Products relating to China Transferred Assets), except to the extent such Products fail to meet specifications.

SECTION 3.18.  Sufficiency of Transferred Assets.  Except for the Excluded Assets and except as contemplated by the Ancillary Agreements, including the Transitional Services Agreement and the Excluded Technology License, and assuming that Purchaser has the ability to provide to the Business all division and corporate-level services of the type currently provided to the Business by Seller or any of the Seller Affiliates or their respective affiliates, (a) the Global Transferred Assets are sufficient to permit Purchaser to manufacture (or have manufactured) the Products and conduct the Global Business at the Little Rock Facility and the Louisville Facility immediately following the Global Closing in all material respects as such Products are being manufactured and as such Global Business is being conducted at the Little Rock Facility and the Louisville Facility, respectively, immediately prior to the Global Closing and (b) the China Transferred Assets are sufficient to permit Purchaser to manufacture the Products and conduct the China Business at the China Facility immediately following the China Closing in all material respects as such Products are being manufactured and as such China Business is being conducted at the China Facility, respectively, immediately prior to the China Closing.

ARTICLE IV

Representations and Warranties of Purchaser

Purchaser hereby represents and warrants to Seller as follows:

SECTION 4.01.  Organization and Standing.  Each of Purchaser and PRC Purchaser is duly organized and validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which would not reasonably be expected to have a material adverse effect on the ability of Purchaser or PRC Purchaser, as applicable, to consummate the Acquisition or otherwise comply with the terms of this Agreement (a “Purchaser Material Adverse Effect”).

SECTION 4.02.  Authority; Execution and Delivery; Enforceability.  Purchaser has full corporate power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and to consummate the Acquisition and the other transactions contemplated hereby and thereby.  PRC Purchaser has full corporate power and authority to execute, deliver and, upon the China Closing, perform the Ancillary Agreements to which it is, or is specified to be, a party and, upon the China Closing, to consummate the transactions contemplated to be consummated by it by this Agreement and such Ancillary Agreements.  All corporate action required to authorize Purchaser’s execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and to authorize the consummation of the Acquisition and the other transactions contemplated hereby and thereby has been taken.  All corporate action required to authorize PRC Purchaser’s execution, delivery and, upon the China Closing, performance of the Ancillary Agreements to which it is, or is specified to be, a party and to authorize, upon the China Closing, the consummation of transactions contemplated to be consummated by it by this Agreement and such Ancillary Agreements has been taken.  Purchaser has duly executed and delivered this Agreement and on or prior to the applicable Closing will have duly executed and delivered each Ancillary Agreement to which it is, or is specified to be, a party, and this Agreement constitutes, and each Ancillary Agreement to which it is, or is specified to be, a party will at the applicable Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors’ rights generally and to general equitable principles.  PRC Purchaser, on or prior to the applicable Closing, will have duly executed and delivered each Ancillary Agreement to which it is, or is specified to be, a party, and each Ancillary Agreement to which it is, or is specified to be, a party will at the applicable Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors’ rights generally and to general equitable principles.

SECTION 4.03.  No Conflicts or Violations; No Consents or Approvals Required.  The execution and delivery by Purchaser of this Agreement do not, the execution and delivery by each of Purchaser and PRC Purchaser of each Ancillary Agreement to which it is, or is specified to be, a party will not, and the consummation of the Global Acquisition or the China Acquisition, as applicable, and the other transactions contemplated hereby and thereby will not, conflict with, or result in any breach of or constitute a default under, or result in the creation of any Lien upon any of the properties or assets of Purchaser or PRC Purchaser, or any of their respective subsidiaries under, any provision of (i) the organizational documents of Purchaser, PRC Purchaser or any of their respective subsidiaries, (ii) any Contract to which Purchaser, PRC Purchaser or any of their respective subsidiaries is a party or by which any of its properties or assets is bound or (iii) any Judgment or statute, law, ordinance, legally-binding rule or regulation applicable to Purchaser or PRC Purchaser or any of their respective subsidiaries, properties or assets, other than, in the case of clauses (i), (ii) and (iii) above, any such items that would not reasonably be expected to have a Purchaser Material Adverse Effect.  No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Purchaser, PRC Purchaser or any of their respective subsidiaries in connection with the execution, delivery and performance of this Agreement or the Ancillary Agreements, as applicable, or the consummation of the Acquisition other than (A) compliance with and filings under the HSR Act, (B) compliance with and filings and notifications under applicable Environmental Laws, (C) compliance with and filings under Section 13(a) of the Exchange Act, (D) those that may be required solely by reason of Seller’s (as opposed to any third party’s) participation in the Acquisition and the other transactions contemplated hereby and by the Ancillary Agreements, (E) those as are necessary under Applicable Law for PRC Purchaser to be able to conduct the China Business at the China Facility in all material respects as such China Business is being conducted by PRC Seller at the China Facility immediately prior to the China Closing and (F) those the failure of which to obtain or make would not reasonably be expected to have a Purchaser Material Adverse Effect.

SECTION 4.04.  Proceedings.  There are not any (a) outstanding Judgments against Purchaser, PRC Purchaser or any of their respective subsidiaries, (b) Proceedings pending or, to the knowledge of Purchaser, threatened against Purchaser, PRC Purchaser or any of their respective subsidiaries or (c) investigations by any Governmental Entity that are pending or threatened against Purchaser, PRC Purchaser or any of their respective subsidiaries that, in any such case, would reasonably be expected to have a Purchaser Material Adverse Effect.

SECTION 4.05.  Availability of Funds; Solvency.  (a)  Purchaser has cash available or has existing borrowing facilities which together are sufficient to enable it to consummate the Acquisition and the other transactions contemplated by this Agreement.

(b)  As of each Closing and immediately after consummating the Global Acquisition and the China Acquisition, as the case may be, and the corresponding transactions contemplated by this Agreement, Purchaser will not (i) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the present fair salable value of its assets will be less than the amount required to pay its probable liability on its debts as they become absolute and matured), (ii) have unreasonably small capital with which to engage in its business, including the Business, or (iii) have incurred or plan to incur debts beyond its ability to repay such debts as they become absolute and matured.

ARTICLE V

Covenants

SECTION 5.01.  Covenants Relating to Conduct of the Business.  (a)  Except for matters (x) set forth in Section 5.01 of the Seller Disclosure Schedule, (y) expressly agreed to by Purchaser (which agreement shall not be unreasonably withheld or delayed) or (z) otherwise contemplated by the terms of this Agreement, from the date of this Agreement to the applicable Closing Date, Seller shall, and shall cause the Seller Affiliates to, conduct the Business in all material respects in the ordinary course of business in a manner substantially consistent with past practice and, to the extent consistent therewith, use commercially reasonable efforts to preserve the material business relationships with customers, suppliers, distributors and others with whom Seller and the Seller Affiliates deal in connection with the conduct of the Business in the ordinary course of business.  Notwithstanding the foregoing, except as otherwise provided in the Transitional Services Agreement, Purchaser acknowledges and agrees that relationships with Seller, the Seller Affiliates and certain of their respective affiliates providing services to the Business will terminate as of the applicable Closing as contemplated in Section 11.03 and that such termination shall not constitute a breach of this Agreement.  As used in this Section 5.01, the term “Business” shall mean (x) from the date of this Agreement to the Global Closing Date, the Global Business and the China Business and (y) from the Global Closing Date to the China Closing Date, the China Business.  In addition, except as set forth in Section 5.01 of the Seller Disclosure Schedule, except with respect to matters as to which Purchaser shall have no obligations, liabilities and commitments after the applicable Closing and except as otherwise contemplated by the terms of this Agreement, Seller shall not, and shall not cause any of the Seller Affiliates to, do any of the following in connection with the Business without the prior written consent of Purchaser (which consent shall not be unreasonably withheld or delayed):

(i) adopt or amend in any material respect any Seller Benefit Plan in a manner affecting any Business Employee or grant to any executive officer or other key employee exclusively engaged in the Business any increase in compensation or benefits, except (A) as required by Applicable Law, (B) in the ordinary course of business consistent with past practice or as required under existing agreements or Seller Benefit Plans disclosed to Purchaser or (C) as would relate to a substantial number of other similarly situated employees of Seller, the Seller Affiliates or their respective subsidiaries or affiliates; provided that the foregoing shall not restrict Seller or the Seller Affiliates from entering into or making available to newly hired employees or to employees in the context of promotions based on job performance or workplace requirements, in each case in the ordinary course of business consistent with past practice, plans, agreements, benefits and compensation arrangements that have a value that is consistent with the past practice of making compensation and benefits available to newly hired or promoted employees in similar positions;

(ii) incur or assume any liabilities, obligations or indebtedness for borrowed money exclusively of the Business or guarantee any such liabilities, obligations or indebtedness, other than in the ordinary course of business consistent with past practice;

(iii) subject any of the Transferred Assets to any Lien other than Permitted Liens of any nature whatsoever;

(iv) waive any claims or rights of material value that relate exclusively to the Business;

(v) make any change in any method of accounting or accounting practice or policy that is exclusively applicable to the Business other than those required or permitted by International Financial Reporting Standards or required by Applicable Law;

(vi) sell, lease, license or otherwise dispose of any Transferred Asset that is material to the Business, taken as a whole, except (A) Inventory and obsolete or excess Equipment sold or disposed of in the ordinary course of business, (B) any Excluded Asset described in Section 1.02(b) and (C) leases entered into in the ordinary course of business with aggregate lease payments not in excess of $100,000 per annum;

(vii) enter into any lease of real property that relates exclusively to the Business; or

(viii) agree, whether in writing or otherwise, to do any of the foregoing.

SECTION 5.02.  Access to Information.

(a)  Seller shall, and shall cause the Seller Affiliates to, afford to Purchaser and its accountants, counsel and other representatives reasonable access, upon reasonable prior notice during normal business hours during the period prior to the Global Closing, to (i) personnel engaged exclusively in the conduct of the Global Business and (ii) properties, books, Contracts, commitments and records relating exclusively to the Global Business (other than the Excluded Assets); provided, however, that in each case such access does not unreasonably disrupt the normal operations of Seller or any of the Seller Affiliates or the Global Business and does not include any sampling, testing or other intrusive environmental investigation.

(b)  Seller shall, and shall cause the Seller Affiliates to, afford to Purchaser and its accountants, counsel and other representatives reasonable access, upon reasonable prior notice during normal business hours during the period prior to the China Closing, to (i) personnel engaged exclusively in the conduct of the China Business and (ii) properties, books, Contracts, commitments and records relating exclusively to the China Business (other than the Excluded Assets); provided, however, that in each case such access does not unreasonably disrupt the normal operations of Seller or any of the Seller Affiliates or the China Business and does not include any sampling, testing or other intrusive environmental investigation.

(c)  Nothing contained in this Section 5.02 shall obligate Seller, any of the Seller Affiliates or any of their respective affiliates to breach any duty of confidentiality owed to any person whether such duty arises contractually, statutorily or otherwise.

SECTION 5.03.  Confidentiality.

(a)  Purchaser acknowledges that the information being provided to it in connection with the Acquisition and the consummation of the other transactions contemplated by this Agreement and the Ancillary Agreements is subject to the terms of a confidentiality agreement, dated October 11, 2012, between Purchaser and Seller (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference.  Effective upon, and only upon, the Global Closing, the Confidentiality Agreement shall terminate with respect to information relating solely to the Global Business (other than the Excluded Assets and the personnel engaged in the conduct of the Global Business); provided, however, that Purchaser acknowledges that any and all other information provided to it by Seller or Seller’s representatives concerning Seller, the Seller Affiliates and their respective affiliates shall remain subject to the terms and conditions of the Confidentiality Agreement after the Global Closing Date.  From and after the Global Closing, Seller will, and will cause all Seller Affiliates to, keep confidential and not disclose any and all information solely concerning the Global Business, except (i) as required by law, regulation or legal process, in which case Seller will provide Purchaser reasonable notice and Seller will, and will cause all Seller Affiliates, to cooperate with Purchaser’s reasonable efforts to contest and oppose such disclosure, and such disclosed information shall remain confidential for all other purposes and (ii) for information that is (or after the Global Closing Date, becomes, other than as a result of a breach of this Section 5.03(a)) generally known to the public or within the industry in which Seller and the Seller Affiliates operate.

(b)  Effective upon, and only upon, the China Closing, the Confidentiality Agreement shall terminate with respect to information relating solely to the China Business (other than the Excluded Assets and the personnel engaged in the conduct of the China Business); provided, however, that Purchaser acknowledges that any and all other information provided to it by Seller or Seller’s representatives concerning Seller, the Seller Affiliates and their respective affiliates shall remain subject to the terms and conditions of the Confidentiality Agreement after the China Closing Date.  From and after the China Closing, Seller will, and will cause all Seller Affiliates to, keep confidential and not disclose any and all information solely concerning the China Business, except (i) as required by law, regulation or legal process, in which case Seller will provide Purchaser reasonable notice and Seller will, and will cause all Seller Affiliates, to cooperate with Purchaser’s reasonable efforts to contest and oppose such disclosure, and such disclosed information shall remain confidential for all other purposes and (ii) for information that is (or after the China Closing Date, becomes, other than as a result of a breach of this Section 5.03(b)) generally known to the public or within the industry in which Seller and the Seller Affiliates operate.

SECTION 5.04.  Best Efforts.  (a)  On the terms and subject to the conditions of this Agreement, each of Seller and Purchaser shall use its best efforts to cause the Global Closing and the China Closing to occur, including taking all actions necessary to comply promptly with all legal requirements that may be imposed on it or any of its affiliates with respect to thereto.  Each of Seller and Purchaser shall not, and shall not permit any of their respective affiliates to, take any actions that would, or that could reasonably be expected to, result in any of the conditions set forth in Article VII not being satisfied.

(b)  Each of Seller and Purchaser shall as promptly as practicable, but in no event later than five (5) business days following the execution and delivery of this Agreement, (i) file or cause to be filed with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) the notification and report form required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act and (ii) make such other filings as are necessary in other jurisdictions in order to comply with all Applicable Laws relating to competition and shall promptly provide any supplemental information requested by applicable Governmental Entities relating thereto.  Any such filing, notification and report form and supplemental information shall be in substantial compliance with the requirements of the HSR Act or such other Applicable Law.  Each of Seller and Purchaser shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act or such other Applicable Law.  Each of Seller and Purchaser shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC, the DOJ and any other applicable Governmental Entity and shall comply promptly with any such inquiry or request and shall promptly provide any supplemental information requested in connection with the filings made hereunder pursuant to the HSR Act or such other Applicable Law.  Any such supplemental information shall be in substantial compliance with the requirements of the HSR Act or such other Applicable Law.  Each party shall use its best efforts to obtain any clearance required under the HSR Act or such other Applicable Law for the consummation of the transactions contemplated by this Agreement and each party hereby agrees to request the early termination of applicable waiting periods.  For purposes of this Section 5.04, the “best efforts” of Purchaser shall include promptly (i) opposing any motion or action for a temporary, preliminary or permanent injunction against the Acquisition or any portion thereof and (ii) proposing, negotiating, offering to commit and effecting by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such assets or businesses of Purchaser or, effective as of the Global Closing or the China Closing, as the case may be, such assets of the Business being transferred at such Closing, or otherwise offering to take or committing to take any action which Purchaser is capable of taking and, if the offer is accepted, taking or committing to take such action that limits Purchaser’s freedom of action with respect to, or its ability to retain, any of the businesses, services or assets of Purchaser or any of its subsidiaries or any assets of the Businesses, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would have the effect of preventing or delaying the Global Closing or the China Closing beyond the Outside Date.  For the avoidance of doubt, Purchaser shall take any and all actions necessary to ensure that (x) no requirement of or waiver, consent or approval of the FTC, the DOJ, any State Attorney General or other Governmental Entity, (y) no Judgment, injunction, temporary restraining order or any other order in any Proceeding and (z) no other matter relating to any antitrust or competition law or regulation, would preclude consummation of the Acquisition by the Outside Date.

SECTION 5.05.  Non Competition.  (a)  Except as expressly provided herein, for a period of three years from and after the Global Closing Date (the “Restricted Period”), Seller shall not, and shall cause each of its affiliates not to, directly or indirectly, engage in the business of manufacturing, marketing, distributing or selling peanut butter spread products (the “Competing Activities”) anywhere in the world; provided, however, Seller and its affiliates may own or acquire, directly or indirectly, (i) the securities of any person that engages in any of the Competing Activities if Seller and its affiliates do not, directly or indirectly, own more than 20% of the aggregate outstanding equity securities of such person and (ii) any person that engages in any of the Competing Activities if such Competing Activities account for less than 20% of the consolidated annual revenues or assets of such person and remains such for the Restricted Period.

(b)  Notwithstanding anything in Section 5.05(a) to the contrary, none of Seller and any of its affiliates shall be prevented from (i) continuing to engage in, to conduct or to have an ownership interest in any business which it currently is engaging in or conducting or in which it currently has an ownership interest (including (A) any such business that manufactures, markets, distribute or sells peanut butter spread products and (B) from the Global Closing Date to the China Closing Date, the China Business), including (x) any reasonable extension or development of such business and (y) any geographical expansion of such business (or any reasonable extension or development thereof), (ii) engaging in, or conducting or having an ownership interest in any business that supplies goods or services primarily to Seller or its affiliates and (iii) treating the provisions of Section 5.05(a) as having terminated at the time and to the extent none of Purchaser and its subsidiaries continues to conduct in any material respect any aspect of the Business.  Notwithstanding the foregoing, during the Restricted Period, clause (i) of this Section 5.05(b) shall not be deemed to permit the marketing, distribution or sale of peanut butter spread products by Seller or any Seller Affiliate in the countries and territories set forth in Section 5.05(b) of the Seller Disclosure Schedule; provided, however, that the parties hereby acknowledge (A) that de minimis quantities of peanut butter spread products sold by Seller outside of the countries and territories set forth in Section 5.05(b) of the Seller Disclosure Schedule may be resold, marketed or distributed by third parties within any such country or territory and (B) that Seller shall not have any liability to Purchaser whatsoever in connection with or as a result of any such third party actions.

SECTION 5.06.  Brokers or Finders.  Each of Purchaser and Seller represents, as to itself and its affiliates, that no agent, broker, investment banker or other firm or person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except, as to Seller and its affiliates, Lazard Frères & Co. LLC, whose fees and expenses will be paid by Seller and, as to Purchaser and its affiliates, Barclays, whose fees and expenses will be paid by Purchaser.

SECTION 5.07.  No Shop.  Throughout the period that begins on the date hereof and ends upon the earlier of the China Closing and the termination of this Agreement pursuant to Section 8.01, Seller will not, and Seller will not authorize any affiliate, representative or agent of Seller to, directly or indirectly, solicit, initiate, seek or encourage any inquiry, proposal or offer from, furnish any information to or participate in any discussion or negotiation with any Person (other than Purchaser or any person on Purchaser’s behalf) regarding any acquisition of the Brand or the Transferred Assets, in whole or in part (by asset purchase, merger, tender offer, statutory share exchange, joint venture or otherwise), except sales of Inventory in the ordinary course of business of Seller.  Seller will, and Seller will cause each affiliate, representative or agent of Seller to, immediately terminate all such discussions or negotiations that may be in progress on the date hereof.

SECTION 5.08.  Shandong Peanut.  Upon the China Closing, Seller hereby agrees to cause PRC Seller to use its commercially reasonable efforts to complete the deregistration and dissolution of Bestfoods (Shandong) Co., Ltd. as soon as practicable.

SECTION 5.09.  Certain PRC Purchaser Matters.  Without limiting Section 5.04, Purchaser shall, as promptly as practicable after the date hereof, take such actions as are necessary under Applicable Law for Purchaser, through PRC Purchaser or any other affiliate of Purchaser, to be able to conduct the China Business at the China Facility in all material respects as such China Business is being conducted by PRC Seller at the China Facility immediately prior to the China Closing.  Such actions may include causing PRC Purchaser to (a) change its business scope, total investment, registered capital, articles of association, name and related organizational items; (b) as promptly as practicable after such changes are completed, make application to establish the Branch; and (c) cause the Branch, once established, to promptly apply for and procure all licenses, permits, approvals, certifications and qualifications as are necessary under Applicable Law.

ARTICLE VI

Employment Matters

SECTION 6.01.  Business Employees.  For purposes of this Agreement, the term “Business Employee” shall refer to each employee of Seller or any of the Seller Affiliates who is employed primarily in connection with the Business and who is (a) employed at the Little Rock Facility (each individual described in this clause (a), a “U.S. Business Employee”) or (b) employed at the China Facility (each individual described in this clause (b) a “China Business Employee”); provided that the employees set forth in Section 6.01 of the Seller Disclosure Schedule shall not be Business Employees.  For purposes of this Agreement, the term “China Dispatched Employees” shall mean the workers dispatched by Weifang Municipal Weicheng District LiMin Labour Security Agency Co., Ltd. (the “Agency”) under a labor dispatch service agreement entered into by and between PRC Seller and the Agency (the “Service Agreement”).  Unless otherwise indicated, Sections 6.02 through Section 6.12 shall apply only to U.S. Business Employees, Section 6.13 shall apply only to China Business Employees and China Dispatched Employees and Sections 6.14 through 6.16 shall apply to all Business Employees and China Dispatched Employees.

SECTION 6.02.  Continuation of Employment.  No later than 10 days prior to the Global Closing Date, Purchaser or one of its affiliates shall offer employment (which shall include Purchaser’s compliance with Purchaser’s covenants set forth in this Article VI), effective as of 12:01 a.m. local time on the Global Closing Date (the “Transfer Time”), to all U.S. Business Employees who on the Global Closing Date are actively at work (each, an “Active Employee”).  For purposes of this Agreement, any U.S. Business Employee who is not actively at work on the Global Closing Date due to a short-term absence (including due to vacation, holiday, illness or injury of shorter duration than a long-term disability, jury duty or bereavement leave) in accordance with applicable policies of Seller or the applicable Seller Affiliate shall be deemed an Active Employee.  With respect to each U.S. Business Employee who is not an Active Employee (an “Inactive Employee”), no later than 12 days prior to the Global Closing Date, Seller shall provide Purchaser with a schedule of the U.S. Business Employees that Seller expects to be Inactive Employees as of the Global Closing Date and Seller shall update that schedule, if necessary, to reflect any changes to the list of Inactive Employees between the date the schedule is provided and the Global Closing Date as soon as practicable following the Global Closing Date, but in any event no later than 30 days following the Global Closing Date, and Purchaser or one of its affiliates shall make offers of employment (which shall include Purchaser’s compliance with Purchaser’s covenants set forth in this Article VI) to each Inactive Employee effective as of the date on which such Inactive Employee presents himself or herself to Purchaser or one of its affiliates for active employment following the Global Closing Date to the same extent, if any, as Seller or the applicable Seller Affiliate would be required to reemploy such Inactive Employee in accordance with its policies as in effect on the Global Closing Date and Applicable Law, as reasonably determined by Purchaser or one of its affiliates, provided that such return occurs within one year following the Global Closing Date.  Each U.S. Business Employee who accepts Purchaser’s or one of its affiliate’s offer of employment and who satisfactorily completes all reasonable and necessary documents in order to commence employment with Purchaser or one of its affiliates as of the Transfer Time is referred to herein as a “U.S. Transferred Employee”.  Effective as of the Transfer Time, each U.S. Transferred Employee shall cease to be an employee of Seller or any of the Seller Affiliates and shall cease to participate in any Seller Benefit Plan, except to the extent provided under the applicable Seller Benefit Plan.  In the case of any Inactive Employee who becomes a U.S. Transferred Employee within one year following the Global Closing Date, all references in this Agreement to the Transfer Time shall be deemed to be references to 12:01 a.m. local time on the date that such individual becomes a U.S. Transferred Employee.

SECTION 6.03.  Credited Service.  From and after the Transfer Time, Purchaser or one of its affiliates shall give each U.S. Transferred Employee full credit for all purposes (including for purposes of eligibility to participate, early retirement eligibility and early retirement subsidies, vesting and benefit accrual but not for benefit accrual purposes for salaried employees under Purchaser’s defined benefit pension retirement plans) under any employee benefit plans or arrangements, maintained by Purchaser and its affiliates, for the U.S. Transferred Employees’ service with Seller, the Seller Affiliates and any of their respective predecessor employers to the same extent recognized by Seller and the Seller Affiliates immediately prior to the Transfer Time.

SECTION 6.04.  Continuation of Benefits.  (a) For the two-year period immediately following the Global Closing Date, Purchaser shall, or shall cause its affiliates to, provide each U.S. Transferred Employee with (i) salary and cash bonus opportunities that in each case are no less favorable to such U.S. Transferred Employee than those in effect immediately prior to the Global Closing Date and (ii) employee benefit plans and arrangements (other than salary and cash bonus opportunities) that are substantially comparable in the aggregate to those provided to such U.S. Transferred Employee immediately prior to the Global Closing Date.

(b) Transition Bonus.  Within 30 days following each of the first and second anniversaries of the Transfer Time, Purchaser or one of its affiliates shall pay each U.S. Transferred Employee employed with the Purchaser or one of its affiliates as of each such anniversary date a lump-sum cash payment equal to the applicable amounts set forth in Section 6.04(b) of the Seller Disclosure Schedule, subject to any withholdings required by Applicable Law (each such payment, a “Transition Bonus”).  For the avoidance of doubt, each Transition Bonus shall be considered, to the extent provided, an “employee benefit plan or arrangement” provided to each U.S. Transferred Employee by Purchaser or one of its affiliates for purposes of satisfying Purchaser’s obligations as set forth in Section 6.04(a)(ii).

SECTION 6.05.  Severance.  Notwithstanding anything to the contrary in this Agreement, Purchaser agrees to provide each U.S. Transferred Employee whose employment is terminated by Purchaser or its affiliates during the two-year period immediately following the Global Closing Date with severance benefits that are no less favorable in the aggregate than the greater of (i) the severance benefits provided by the Seller severance plan applicable to such U.S. Transferred Employee immediately prior to the Global Closing Date and (ii) the severance benefits such U.S. Transferred Employee would be entitled to receive under the plan, program, policy, agreement or arrangements of Purchaser or its affiliates applicable to similarly situated employees immediately prior to such termination, taking into account such U.S. Transferred Employee’s length of service with Seller or the applicable Seller Affiliate as provided in Section 6.03.  Seller and Purchaser intend that the Active Employees who become U.S. Transferred Employees will have continuous and uninterrupted employment immediately before and immediately after the Global Closing.  Purchaser shall be solely responsible for, and shall indemnify and hold harmless Seller and the Seller Affiliates and each of their respective directors, officers, and employees from, all Losses that may result in respect of claims made by any U.S. Business Employees for severance or other separation benefits (including claims for wrongful dismissal, notice of termination of employment or pay in lieu of notice) arising out of, relating to or in connection with (a) Purchaser’s failure to offer employment to any U.S. Business Employee in accordance with this Agreement, (b) Purchaser’s failure to offer employment to any U.S. Business Employee on terms sufficient to avoid severance or separation benefits under Applicable Law or the applicable severance benefit plan, program, policy, agreement or arrangement of Seller and the Seller Affiliates in effect immediately prior to the Global Closing Date or (c) Purchaser’s termination of employment of any U.S. Transferred Employee on or following the Transfer Time; provided that Purchaser shall not indemnify and hold harmless Seller and the Seller Affiliates for any Losses arising out of Seller’s and the Seller Affiliates’ failure to comply with any of their material obligations under Applicable Law prior to the Transfer Time with respect to the termination of any U.S. Business Employee.

SECTION 6.06.  Tax-Qualified Savings/401(k) Plan.  (a)   No later than the Global Closing Date, Purchaser shall have in effect one or more defined contribution plans that each include a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (collectively, “Purchaser’s 401(k) Plan”) that will provide benefits, for the two-year period immediately following the Global Closing Date consistent with Section 6.04(a)(ii).  Each U.S. Transferred Employee participating in the UNICare Savings Plan (“Seller’s 401(k) Plan”) as of the Transfer Time shall become a participant in Purchaser’s 401(k) Plan as of the Transfer Time.

(b)  Purchaser agrees to cause Purchaser’s 401(k) Plan to allow each U.S. Transferred Employee to make a “direct rollover” to Purchaser’s 401(k) Plan of the account balances of such U.S. Transferred Employee (including promissory notes evidencing any outstanding loans) under Seller’s 401(k) Plan if such direct rollover is elected in accordance with Applicable Law by such U.S. Transferred Employee.  Following a “direct rollover” of a U.S. Transferred Employee’s account balances, Seller shall have no liability or obligation for any costs, expenses or damages that may result from any claim for any benefit alleged to be payable under Seller’s 401(k) Plan with respect to such U.S. Transferred Employee and such U.S. Transferred Employee’s beneficiaries, other than any costs, expenses or damages that may result from any claim for any benefit alleged to be payable under Seller’s 401(k) Plan arising out of the failure by Seller to administer Seller’s 401(k) Plan in compliance with Applicable Law.

SECTION 6.07.  Tax-Qualified Pension Plan.  Seller shall retain all assets and liabilities under the UNICare Retirement Plan (“Seller’s Pension Plan”) in respect of benefits accrued thereunder by U.S. Transferred Employees prior to such employee’s Transfer Time and shall make payments to such U.S. Transferred Employees with vested rights thereunder in accordance with the terms of Seller’s Pension Plan and Applicable Law.  No U.S. Transferred Employee shall accrue any benefit under such plan in respect of service with Purchaser or any of its affiliates after such employee’s Transfer Time.  No assets or liabilities of Seller’s Pension Plan shall be transferred to any retirement plan maintained by Purchaser or any of its affiliates.

SECTION 6.08.  Certain Welfare Benefits Matters.  (a)   No later than the Global Closing Date, Purchaser shall establish or cause to be established, at its own expense, benefit plans that provide life insurance, health care, dental care, accidental death and dismemberment insurance, disability and other group welfare benefits for U.S. Transferred Employees (“Purchaser Welfare Plans”).  Purchaser shall (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the participating U.S. Transferred Employees and their dependents under the Purchaser Welfare Plans to the extent waived under the applicable corresponding Seller Benefit Plan immediately prior to the Transfer Time and (ii) provide each participating U.S. Transferred Employee and his or her eligible dependents with credit for any co-payments and deductibles paid prior to the Transfer Time in the calendar year in which the Transfer Time occurs for purposes of satisfying any applicable deductible or out-of-pocket requirements under any Purchaser Welfare Plans in which such U.S. Transferred Employee participates after the Transfer Time.

(b)  Seller and the applicable Seller Affiliates shall be responsible in accordance with their respective welfare plans in effect prior to the Transfer Time for all reimbursement claims (such as medical and dental claims) for expenses incurred, and for all non-reimbursement claims (such as life insurance claims) incurred, under such plans prior to the Transfer Time by U.S. Transferred Employees and their dependents.  Purchaser shall be responsible in accordance with the applicable Purchaser Welfare Plans for all reimbursement claims (such as medical and dental claims) for expenses incurred, and for all non-reimbursement claims (such as life insurance claims) incurred, on or after the Transfer Time by U.S. Transferred Employees and their dependents.  For purposes of this Section 6.08(b), a claim shall be deemed to have been incurred on (i) the date of death or dismemberment in the case of claims under life insurance and accidental death and dismemberment policies or (ii) the date on which the charge or expense giving rise to such claim is incurred in the case of all other claims; provided, however, that in the event of a hospital stay that commences prior to the Transfer Time and ends at or after the Transfer Time, the cost thereof shall be apportioned between Purchaser, on the one hand, and Seller, on the other hand, with Seller responsible for that portion of the cost incurred prior to the Transfer Time and Purchaser responsible for the balance of such cost.  Effective as of the Transfer Time, Purchaser shall assume all liabilities and obligations of Seller and the Seller Affiliates incurred on or after the Transfer Time to U.S. Transferred Employees and their eligible dependents, in respect of health insurance under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and applicable state law; provided that Seller and the Seller Affiliates shall remain obligated to provide any applicable COBRA coverage notices in respect of events occurring prior to the Transfer Time.

(c)  Seller shall be responsible for all claims for workers’ compensation benefits which are incurred prior to the Transfer Time by U.S. Transferred Employees that are payable under the terms and conditions of Seller’s or the applicable Seller Affiliate’s workers’ compensation programs.  Purchaser’s or its applicable affiliate’s workers’ compensation program(s) shall be responsible for all claims for benefits that are incurred from and after the Transfer Time by U.S. Transferred Employees that are payable under the terms and conditions of Purchaser’s or its applicable affiliate’s workers’ compensation program(s), including with respect to U.S. Transferred Employees who became eligible for workers’ compensation benefits prior to the Transfer Time.  For purposes of this Section 6.08(c), a claim for workers’ compensation benefits shall be deemed to be incurred when the event giving rise to the claim occurs (the “Workers’ Compensation Event”).  If the Workers’ Compensation Event occurs over a period both preceding and following the Transfer Time, the claim shall be the joint responsibility and liability of Seller and Purchaser and shall be equitably apportioned between Seller, on the one hand, and Purchaser, on the other hand, based upon the relative periods of time that the Workers’ Compensation Event transpired preceding and following the Transfer Time.

SECTION 6.09.  Cafeteria Plan.  Purchaser shall have in effect as of the Global Closing Date flexible spending reimbursement accounts under a cafeteria plan qualifying under Section 125 of the Code (the “Purchaser’s Cafeteria Plan”) that provide benefits to U.S. Transferred Employees that are consistent (in accordance with Section 6.04(a)(ii)) with those provided pursuant to the flexible spending reimbursement accounts under the UNICare Benefits of Choice Program (the “Seller’s Cafeteria Plan”) and Purchaser agrees to cause Purchaser’s Cafeteria Plan to accept a spin-off of the flexible spending reimbursement accounts from Seller’s Cafeteria Plan and to honor and continue through the end of the calendar year in which the Transfer Time occurs the elections made by each U.S. Transferred Employee under the Seller’s Cafeteria Plan in respect of the flexible spending reimbursement accounts that are in effect immediately prior to the

Transfer Time.  As soon as practicable following the Transfer Time, Seller shall cause to be transferred from the Seller’s Cafeteria Plan to the Purchaser’s Cafeteria Plan the excess, if any, of the aggregate accumulated contributions to the flexible spending reimbursement accounts made during the year in which the Transfer Time occurs by U.S. Transferred Employees over the aggregate reimbursement payouts made for such year from such accounts to the U.S. Transferred Employees.  If the aggregate reimbursement payouts from the flexible spending reimbursement accounts under the Seller’s Cafeteria Plan made during the year in which the Transfer Time occurs to U.S. Transferred Employees exceed the aggregate accumulated contributions to such accounts for such year by the U.S. Transferred Employees, Purchaser shall cause such excess to be transferred to Seller as soon as practicable following the Transfer Time.  On and after the Transfer Time, Purchaser shall assume and be solely responsible for all claims by U.S. Transferred Employees under the Seller’s Cafeteria Plan, whether incurred prior to, on or after the Transfer Time, that have not been paid in full as of the Transfer Time, and following the Transfer Time Purchaser shall hold Seller and the Seller Affiliates harmless from any and all claims for reimbursement under the Seller’s Cafeteria Plan with respect to U.S. Transferred Employees that are not paid in full as of the Transfer Time.

SECTION 6.10.  Bonus Plan.  Seller or the applicable Seller Affiliate shall make a prorated annual bonus payment to each U.S. Transferred Employee who is not an Inactive Employee as of, and who remains employed through, the Global Closing Date, the amount (if any) of which shall equal the product of the applicable U.S. Transferred Employee’s annual bonus amount (as described in the next sentence) multiplied by a fraction, the numerator of which is the number of days in the calendar year during which the Global Closing Date occurs that elapse prior to the Global Closing Date, and the denominator of which is 365.  Seller may determine the annual bonus amount using any good faith methodology (which need not be the same for each U.S. Transferred Employee), including by basing such amount upon target bonus or upon actual performance.  Such prorated bonuses shall be paid no later than the date on which Seller pays annual bonuses to similarly situated other employees of Seller and its Affiliates, but in no event later than March 15 of the calendar year immediately following the calendar year during which the Global Closing occurs.  In the case of any U.S. Transferred Employee who is an Inactive Employee as of the Global Closing Date, Seller or the applicable Seller Affiliate will comply with all Applicable Law relating to the payment to such employee of a prorated bonus with respect to the period that precedes the Global Closing Date.

SECTION 6.11.  Accrued Vacation.  For purposes of determining the number of vacation days to which each U.S. Transferred Employee shall be entitled during the calendar year in which the Transfer Time occurs, Purchaser shall, or shall cause its affiliates to, assume and honor all vacation days accrued or earned but not yet taken by such U.S. Transferred Employee as of the Transfer Time.  To the extent that a U.S. Transferred Employee is entitled to be paid for any vacation days accrued or earned but not yet taken by such U.S. Transferred Employee as of the Transfer Time, Purchaser shall discharge the liability for such vacation days.  As soon as practicable following the Global Closing Date, but in any event no later than 30 days following the Global Closing

Date, Seller shall provide Purchaser with a schedule of such accrued or earned but not yet taken vacation days.

SECTION 6.12.  WARN Act.  Purchaser agrees to provide any required notice under the Worker Adjustment and Retraining Notification Act, as amended (the “WARN Act”), and any similar state or provincial statute, and to otherwise comply with any such statute with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act) or group termination or similar event affecting U.S. Business Employees (including as a result of the consummation of the transactions contemplated by this Agreement) and occurring on or after the Global Closing Date.  Purchaser shall not take any action after the Global Closing Date that would cause any termination of employment of any U.S. Business Employees by Seller or the Seller Affiliates that occurs on or before the Global Closing Date to constitute a “plant closing” or “mass layoff” or group termination under the WARN Act or any similar statute, or that would create any liability or penalty to Seller or the Seller Affiliates for any employment terminations under Applicable Law.  Seller shall notify Purchaser prior to the Global Closing of any layoffs of any U.S. Business Employees in the 90-day period prior to the Global Closing.  Purchaser shall indemnify and hold harmless Seller and the Seller Affiliates with respect to any liability under the WARN Act or similar statute arising from the actions of Purchaser on or after the Global Closing Date (including as a result of the consummation of the transactions contemplated by this Agreement).

SECTION 6.13.  China Business Employees and China Dispatched Employees. (a)   No later than the earlier of (i) 10 days following the date on which the Branch has been established and (ii) 30 days prior to the China Closing Date, (x) Purchaser or the Branch shall offer employment (which shall include Purchaser’s compliance with Purchaser’s covenants set forth in this Section 6.13), effective as of 12:01 am local time on the China Closing Date (the “China Transfer Time”), to each of the China Business Employees and (y) Purchaser or the Branch shall execute an agreement with Seller and the Agency in the form attached hereto as Exhibit H (the “Assignment Agreement”) to the effect that, effective as of the China Transfer Time, (A) Purchaser or the Branch accepts and assumes all the rights and obligations of Seller and its affiliates under the Service Agreement and (B) Seller and its affiliates are released from all their obligations under the Service Agreement.

(b)  Effective as of the China Transfer Time, each China Business Employee who signed an agreement (the “Tri-Party Agreement”) in the form attached hereto as Exhibit I (each, a “China Transferred Employee”) shall cease to be an employee of Seller or any Seller Affiliate.  Purchaser or the Branch shall enter into a new employment contract with each China Transferred Employee within 10 days following the China Transfer Time.

(c)  Upon execution of the Assignment Agreement by and among Purchaser or the Branch, Seller and the Agency, and effective as of the China Transfer Time, each China Dispatched Employee shall cease to be dispatched to Seller and each China Dispatched Employee who agrees to be dispatched to Purchaser or the Branch

(each, a “China Transferred Dispatched Employee”) will be dispatched for the purposes of providing services to Purchaser or the Branch.

(d)  For the two-year period immediately following the China Transfer Time, Purchaser or the Branch shall provide (which may include doing so through the Agency) to each China Transferred Employee and each China Transferred Dispatched Employee terms and conditions of employment that are no less favorable, and types and amounts of compensation and benefits that are no less favorable in the aggregate, in each case, to those provided by Seller (in respect of the China Transferred Employees) and the Agency (in respect of the China Transferred Dispatched Employees) immediately prior to the China Transfer Time.

(e)  From and after the China Transfer Time, each China Transferred Employee’s years of service with Seller shall be recognized by Purchaser or the Branch, and Purchaser or the Branch shall give each China Transferred Employee full credit for all purposes (including entitlement to sick leave, annual leave, etc.), subject to Applicable Law.

(f)  Notwithstanding any other provision of this Agreement, Seller and Purchaser intend that the transactions contemplated by this Agreement should not constitute a separation or termination of any China Transferred Employee prior to the China Transfer Time or severance of employment of any China Transferred Employee or a termination of the Service Agreement, in each case, prior to or upon the occurrence of the China Transfer Time, and Seller and Purchaser intend that the China Transferred Employees and the China Transferred Dispatched Employees will have continuous and uninterrupted employment or engagement, as applicable, immediately before and immediately after the China Transfer Time.

(g)  Purchaser shall be solely responsible for, and shall indemnify and hold harmless Seller and each of its respective directors, officers, and employees from, any and all Losses that may result in respect of claims made by any China Business Employees or China Dispatched Employees for severance or other separation benefits (including claims for wrongful dismissal, notice of termination of employment, pay in lieu of notice or statutory economic compensation) or claims made by the Agency under the Service Agreement, or claims made by any China Dispatched Employee based on the de facto engagement relationship with PRC Seller, each arising out of, relating to or in connection with (i) the failure of Purchaser, any affiliate thereof or the Branch to offer employment to, or continue the employment of, any China Business Employee (A) in accordance with this Section 6.13 or (B) on terms sufficient to avoid severance or separation benefits under the applicable severance benefit plan, program, policy, agreement or arrangement of Seller in effect immediately prior to the China Transfer Time or under Applicable Law or any other legally mandated obligations, (ii) any China Transferred Employee who accepts an offer of employment from Purchaser, any affiliate thereof or the Branch but who requests for statutory severance to be paid by Seller, (iii) any termination of employment of any China Transferred Employee by Purchaser, the applicable affiliate thereof or the Branch following the China Transfer Time, (iv) the failure to enter into the Assignment Agreement by Purchaser, any affiliate thereof or the

Branch in accordance with this Section 6.13 or the termination of the Service Agreement by Purchaser, the applicable affiliate thereof or the Branch following the China Transfer Time or (v) Seller’s Termination of the Service Agreement due to the fact that it cannot be transferred to Purchaser, any affiliate thereof or the Branch.

SECTION 6.14.  Liabilities.  Except for Losses that transfer to Purchaser or any affiliate thereof or the Branch pursuant to Applicable Law or as otherwise specifically provided in this Article VI, effective as of the Global Closing (in respect to the U.S. Business Employees) or the China Closing (in respect of China Business Employees and the China Dispatched Employees), as applicable, Seller shall retain liability and responsibility for all compensation payments, benefits and other employment related Losses that are incurred or arise out of events that occurred prior to the Global Closing that relate to the U.S. Business Employees (or any dependent or beneficiary of any U.S. Business Employee) or prior to the China Closing that relate to the China Business Employees or the China Dispatched Employees (or any dependent or beneficiary of any China Business Employee or China Dispatched Employee) and all Losses in relation to the Service Agreement that are incurred or arise out of events that occurred prior to the China Closing.  Except as specifically provided in this Agreement, effective as of the Global Closing (in respect to the U.S. Business Employees) or the China Closing (in respect of the China Business Employees and the China Dispatched Employees), as applicable, (a) Purchaser shall assume liability and responsibility for (i) all compensation payments, benefits and other employment related Losses that are incurred on or after the Global Closing that relate to any U.S. Transferred Employee (or any dependent or beneficiary of any U.S. Transferred Employee), (ii) all compensation payments, benefits and other employment related Losses that are incurred on or after the China Closing that relate to any China Transferred Employee or any China Transferred Dispatched Employee (or any dependent or beneficiary of any China Transferred Employee or China Transferred Dispatched Employee) and (iii) all compensation payments, benefits and other employment related Losses in relation to the Service Agreement that are incurred on or after the China Closing, (b) Seller and the Seller Affiliates shall have no liability with respect to any U.S. Transferred Employee or China Transferred Employee (or any dependent or beneficiary of any U.S. Transferred Employee or China Transferred Employee) that relates to such U.S. Transferred Employee’s or China Transferred Employee’s employment with Purchaser, any of its affiliates or the Branch, (c) Seller and the Seller Affiliates shall have no liability with respect to any China Transferred Dispatched Employee (or any dependent or beneficiary of any China Transferred Dispatched Employee) or the Agency that relates to such China Transferred Dispatched Employee’s dispatch arrangement with Purchaser, any affiliate thereof or the Branch and (d) except with respect to any Losses that transfer to Purchaser pursuant to Applicable Law or as otherwise specifically provided in this Article VI, none of Purchaser, its affiliates or the Branch shall have any liability or responsibility for any compensation payments, benefits and other employment related Losses that are incurred or arise out of events that occurred prior to the Global Closing that relate to the U.S. Business Employees (or any dependent or beneficiary of any U.S. Business Employee) or prior to the China Closing that relate to the China Business Employee or the China Dispatched Employees (or any dependent or beneficiary of any China Business Employee or China Dispatched Employee) or any Losses in relation to the Service

Agreement that are incurred or arise out of events that occurred prior to the China Closing.

SECTION 6.15.  Administration.  Following the date of this Agreement, Seller and Purchaser shall reasonably cooperate in all matters reasonably necessary to effect the transactions contemplated by this Article VI, including exchanging information and data relating to workers’ compensation, employee benefits and employee benefit plan coverages, and in obtaining any governmental approvals required hereunder.

SECTION 6.16.  No Third-Party Beneficiaries.  Notwithstanding any other provision herein to the contrary, no provision of this Article VI shall (a) be construed to establish, amend or modify any benefit or compensation plan, program, agreement, contract, policy or arrangement, (b) limit the ability of Purchaser or any of its affiliates to amend, modify or terminate any benefit or compensation plan, program, agreement, contract, policy or arrangement at any time assumed, established, sponsored or maintained by any of them or (c) create any third-party beneficiary rights or obligations in any person (including for the avoidance of doubt any Business Employee and any China Dispatched Employee) other than the parties hereto or any right to employment or continued employment or to a particular term or condition of employment with Purchaser or any of its affiliates.

ARTICLE VII

Conditions to Closings

SECTION 7.01.  Conditions to Each Party’s Global Obligation.  The obligation of Purchaser to purchase and pay for the Global Transferred Assets and the obligation of Seller to, or to cause the Seller Affiliates to, sell, transfer, assign and deliver the Global Transferred Assets to Purchaser is subject to the satisfaction (or waiver by Purchaser and Seller) on or prior to the Global Closing Date of the following conditions:

(a)  Governmental Approvals.  The waiting period under the HSR Act shall have expired or been terminated.  All other material Consents of, or registrations, declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity legally required for the consummation of the Global Acquisition shall have been obtained or filed or shall have occurred.

(b)  No Injunctions or Restraints.  No Applicable Law or injunction enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of the Global Acquisition shall be in effect; provided, however, that each of the parties shall have used its best efforts (as required by Section 5.04) to prevent the occurrence or entry of any such legal restraint and to remove or appeal as promptly as possible any such legal restraint.  No Proceeding initiated by a Governmental Entity shall be pending seeking any of the same.

SECTION 7.02.  Additional Conditions to Global Obligation of Purchaser.  The obligation of Purchaser to purchase and pay for the Global Transferred Assets is subject to the satisfaction (or waiver by Purchaser) on or prior to the Global Closing Date of the following conditions:

(a)  Representations and Warranties.  The representations and warranties of Seller in this Agreement shall be true and correct as of the Global Closing Date as though made on the Global Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date), in each case except for breaches as to matters that would not reasonably be expected to have a Business Material Adverse Effect.  Solely for purposes of this Section 7.02(a), any representation or warranty made by Seller in this Agreement that is qualified by materiality or Business Material Adverse Effect shall be read as if each such qualifier were not present.

(b)  Performance of Obligations of Seller.  Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Seller by the time of the Global Closing.

(c)  Absence of Material Adverse Effect.  Since the date of this Agreement, there shall not have been any Business Material Adverse Effect.

(d)  Ancillary Agreements.  Each of the Patent License, the Transitional Trademark License, the Excluded Technology License and the Transitional Services Agreement shall have been executed and delivered by Seller (or the applicable Seller Affiliate) and shall remain in full force and effect.

SECTION 7.03.  Additional Conditions to Global Obligation of Seller.  The obligation of Seller to, or to cause the Seller Affiliates to, sell, transfer, assign and deliver the Global Transferred Assets is subject to the satisfaction (or waiver by Seller) on or prior to the Global Closing Date of the following conditions:

(a)  Representations and Warranties.  The representations and warranties of Purchaser in this Agreement shall be true and correct as of the Global Closing Date as though made on the Global Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date), in each case except for breaches as to matters that would not reasonably be expected to have a Purchaser Material Adverse Effect.  Solely for purposes of this Section 7.03(a), any representation or warranty made by Purchaser in this Agreement that is qualified by materiality or Purchaser Material Adverse Effect shall be read as if each such qualifier were not present.

(b)  Performance of Obligations of Purchaser.  Purchaser shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Purchaser by the time of the Global Closing.

(c)  Ancillary Agreements.  Each of the Patent License, the Excluded Technology License and the Transitional Services Agreement shall have been executed and delivered by Purchaser (or the applicable affiliate thereof) and shall remain in full force and effect.

SECTION 7.04.  Conditions to China Closing.

(a)  Conditions to Each Party’s China Obligation.  The obligation of Purchaser to cause PRC Purchaser to purchase and pay for the China Transferred Assets and the obligation of Seller to, or to cause the Seller Affiliates to, sell, transfer, assign and deliver the China Transferred Assets to PRC Purchaser is subject to the satisfaction (or waiver by Purchaser and Seller) on or prior to the China Closing Date of the following conditions:

(i) Governmental Approvals.  All material Consents of, or registrations, declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity legally required for the consummation of the China Acquisition shall have been obtained or filed or shall have occurred.

(ii) No Injunctions or Restraints.  No Applicable Law or injunction enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of the China Acquisition shall be in effect; provided, however, that each of the parties shall have used its best efforts (as required by Section 5.04) to prevent the occurrence or entry of any such legal restraint and to remove or appeal as promptly as possible any such legal restraint.  No Proceeding initiated by a Governmental Entity shall be pending seeking any of the same.

(iii) PRC Purchaser.  Purchaser, through PRC Purchaser or any other affiliate of Purchaser, shall be permitted under Applicable Law to conduct the China Business at the China Facility in all material respects as such China Business is being conducted by PRC Seller at the China Facility immediately prior to the China Closing.

(b)  Additional Condition to China Obligation of Purchaser.  The obligation of Purchaser to cause PRC Purchaser to purchase and pay for the China Transferred Assets is subject to the satisfaction (or waiver by Purchaser) on or prior to the China Closing Date of the following condition:

(i) Ancillary Agreements.  Each of the Manufacturing Agreement, the China Purchase Agreement, the China Land Transfer Agreement and the China Property Transfer Agreement shall have been executed and delivered by Seller (or the applicable Seller Affiliate) and shall remain in full force and effect.

(c)  Additional Condition to China Obligation of Seller.  The obligation of Seller to, or to cause the Seller Affiliates to, sell, transfer, assign and deliver the China

Transferred Assets is subject to the satisfaction (or waiver by Seller) on or prior to the China Closing Date of the following condition:

(i) Ancillary Agreements.  Each of the Manufacturing Agreement, the China Purchase Agreement, the China Land Transfer Agreement and the China Property Transfer Agreement shall have been executed and delivered by Purchaser (or the applicable affiliate thereof) and shall remain in full force and effect.

SECTION 7.05.  Frustration of Closing Conditions.  Neither Purchaser nor Seller may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such party’s failure to act in good faith to cause the Global Closing or the China Closing, as applicable, to occur, as required by Section 5.04.

ARTICLE VIII

Termination; Effect of Termination

SECTION 8.01.  Termination.  (a)  Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the Acquisition and the other transactions contemplated by this Agreement abandoned at any time prior to the Global Closing:

(i) by mutual written consent of Seller and Purchaser;

(ii) by Seller, if any of the conditions set forth in Section 7.01 or 7.03 shall have become incapable of fulfillment by the Outside Date and shall not have been waived by Seller;

(iii) by Purchaser, if any of the conditions set forth in Section 7.01 or 7.02 shall have become incapable of fulfillment by the Outside Date and shall not have been waived by Purchaser; or

(iv) by Seller or Purchaser, if the Global Closing does not occur on or prior to April 30, 2013 (the “Outside Date”);

provided, however, that the party seeking termination pursuant to clause (ii), (iii) or (iv) is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

(b)  In the event of termination by Seller or Purchaser pursuant to this Section 8.01, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated, without further action by any party.  If the transactions contemplated by this Agreement are terminated as provided herein:

(i) Purchaser shall, and shall cause each of its directors, officers, employees, agents, representatives and advisors to, return to Seller all documents and other material received from Seller or any of its affiliates relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof; and

(ii) all confidential information received by Purchaser, its directors, officers, employees, agents, representatives or advisors with respect to the businesses of Seller, the Seller Affiliates and their respective affiliates (including with respect to the Business) shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

SECTION 8.02.  Effect of Termination.  If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in Section 8.01, this Agreement shall become null and void and of no further force and effect, except for the provisions of (i) Section 5.03 relating to the obligation of Purchaser to keep confidential certain information and data obtained by it from Seller or Seller’s representatives, (ii) Section 12.03 relating to certain expenses, (iii) Section 5.06 relating to finder’s fees and broker’s fees, (iv) Section 8.01 and this Section 8.02 and (v) Section 11.01 relating to publicity.  Nothing in this Section 8.02 shall be deemed to release any party from any liability for any breach by such party of the terms, conditions, representations, warranties, covenants and other provisions of this Agreement or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.

ARTICLE IX

Indemnification

SECTION 9.01.  Indemnification by Seller.  Subject to the limitations set forth in Section 9.04, from and after the Global Closing or the China Closing, as applicable, Seller shall be liable for and shall indemnify, defend and hold harmless Purchaser and each of its affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives (the “Purchaser Indemnitees”) from and against any and all claims, losses, damages, liabilities, obligations or expenses including reasonable third-party legal fees and expenses and all amounts paid in investigation, defense or settlement of the foregoing (collectively, “Losses”), suffered or incurred by such Purchaser Indemnitee (without duplication for any Loss for which indemnification may be provided under more than one provision of this Section 9.01) to the extent arising or resulting from any of the following:

(i) any breach (x) as of the Global Closing Date, of any representation or warranty of Seller with respect to the Global Business contained in this Agreement or any Ancillary Agreement, and (y) as of the China Closing Date, of any representation or warranty of Seller with respect to the China Business contained in this Agreement, in each case, without giving effect, solely for purposes of determining the amount of any Losses associated therewith (and not, for the avoidance of doubt, for purposes of determining if such a breach has occurred), to any materiality or Business Material Adverse Effect qualifier contained therein;

(ii) any breach of any covenant of Seller contained in this Agreement or any Ancillary Agreement contemplated to be performed prior to the date of such breach, provided that breaches of covenants relating to the China Business or the China Acquisition shall only be subject to indemnification following the China Closing;

(iii) any claim or Proceeding relating to or in connection with the matters set forth in Section 3.13 of the Seller Disclosure Schedule, whether commenced prior to or after the Global Closing, to the extent such Losses result primarily from the infringement of applicable Intellectual Property by Seller prior to the Global Closing and arise from (x) a final, judicially-determined, non-appealable judgment by a court of competent jurisdiction or (y) a written settlement agreement entered into by Purchaser with Seller’s prior written consent;

(iv) any Retained Liability after the Global Closing (in the case of Retained Liabilities that are retained by Seller in connection with the Global Closing) and after the China Closing (in the case of Retained Liabilities that are retained by Seller in connection with the China Closing); and

(v) any fees, expenses or other payments incurred or owed by Seller or any Seller Affiliate to any agent, broker, investment banker or other firm or person retained or employed by it in connection with the transactions contemplated by this Agreement.

SECTION 9.02.  Indemnification by Purchaser.  From and after the Global Closing or the China Closing, as applicable, Purchaser shall indemnify, defend and hold harmless Seller and each of its affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives (the “Seller Indemnitees”) from and against any and all Losses suffered or incurred by such Seller Indemnitee (without duplication for any Loss for which indemnification may be provided under more than one provision of this Section 9.02) to the extent arising or resulting from any of the following:

(i) any breach as of the Global Closing Date or the China Closing Date of any representation or warranty of Purchaser contained in this Agreement or any Ancillary Agreement, without giving effect, solely for purposes of determining the amount of any Losses associated therewith (and not, for the avoidance of doubt, for purposes of determining if such a breach has occurred), to any materiality or Purchaser Material Adverse Effect qualifier contained therein;

(ii) any breach of any covenant of Purchaser contained in this Agreement or any Ancillary Agreement contemplated to be performed prior to the date of such breach, provided that breaches of covenants relating to the China Business or the China Acquisition shall only be subject to indemnification following the China Closing;

(iii) any Assumed Liability after the Global Closing (in the case of Assumed Liabilities assumed in connection with the Global Closing) and after the China Closing (in the case of Assumed Liabilities assumed in connection with the China Closing);

(iv) any breach by Purchaser (or any affiliate thereof) of Section 2.04(b); and

(v) any fees, expenses or other payments incurred or owed by Purchaser or its affiliates to any agent, broker, investment banker or other firm or person retained or employed by it in connection with the transactions contemplated by this Agreement.

SECTION 9.03.  Indemnification Procedures.  (a)  Procedures Relating to Indemnification of Third Party Claims.  If any party (the “Indemnified Party”) receives written notice of the commencement of any action or proceeding or the assertion of any claim by a third party or the imposition of any penalty or assessment for which indemnity may be sought under Section 9.01 or 9.02 (a “Third Party Claim”), and such Indemnified Party intends to seek indemnity pursuant to this Article IX, the Indemnified Party shall promptly provide the other party (the “Indemnifying Party”) with written notice of such Third Party Claim, stating the nature, basis and the amount thereof, to the extent known, along with copies of the relevant notices and documents (including court papers) evidencing such Third Party Claim and the basis for indemnification sought and otherwise in reasonable detail; provided that the failure of the Indemnified Party to give prompt notice to the Indemnifying Party shall not affect the Indemnified Party’s right to indemnification hereunder except to the extent that the Indemnifying Party is actually prejudiced as a result of such failure.  The Indemnifying Party will have the right to assume the defense of the Indemnified Party against the Third Party Claim with counsel of its choice by written notice of such assumption delivered to the Indemnified Party within 45 days following the Indemnifying Party’s receipt of written notice of the Third Party Claim; provided that the Indemnifying Party shall not be entitled to assume the defense of a Third Party Claim that seeks the imposition of criminal penalties or other sanctions that would be reasonably expected to materially and adversely affect the Business.  So long as the Indemnifying Party has assumed the defense of the Third Party Claim in accordance herewith, (i) the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, (ii) the Indemnified Party may retain separate co-counsel (not reasonably objected to by the Indemnifying Party) at its sole cost and expense and participate in the defense of the Third Party Claim, it being understood that the Indemnifying Party shall control such defense, (iii) the Indemnifying Party will not (A) admit to any wrongdoing or (B)  consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim, in each case, without the prior written consent of the Indemnified Party (such written consent will not be withheld or delayed unreasonably) and (iv) all the Indemnified Parties shall cooperate in the defense or prosecution thereof, including the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third Party Claim, and making employees reasonably available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of a Third Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim, which releases the Indemnified Party completely in connection with such Third Party Claim.  Whether or not the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party will not file any papers, admit any liability with respect to, or consent to the entry of any Judgment or enter into any settlement with respect to or otherwise compromise or discharge the Third Party Claim without the prior written consent of the Indemnifying Party.  The parties will act in good faith to minimize Losses and mitigate damages from Third Party Claims and will act in good faith in responding to, defending against, settling or otherwise dealing with such claims.  The parties will also cooperate in any such defense and give each other reasonable access to all information relevant thereto.  For the avoidance of doubt, whether or not the Indemnifying Party has assumed the defense, such Indemnifying Party will not be obligated to indemnify the Indemnified Party hereunder for any settlement entered into or any Judgment that was consented to without the Indemnifying Party’s prior written consent.

(b)  Procedures for Non-Third Party Claims.  The Indemnified Party will promptly provide the Indemnifying Party with written notice of its discovery of any matter that does not involve a Third Party Claim being asserted against or sought to be collected from the Indemnified Party, giving rise to the claim of indemnity pursuant hereto, with such written notice stating the nature, basis and the amount thereof, to the extent known, along with copies of the relevant notices and documents (including court papers) evidencing such matter and the basis for indemnification sought and otherwise in reasonable detail; provided, that the failure of the Indemnified Party to give prompt notice to the Indemnifying Party shall not affect the Indemnified Party’s right to indemnification hereunder except to the extent that the Indemnifying Party is actually prejudiced as a result of such failure.  The Indemnifying Party will have 45 days from receipt of any such notice to give notice of dispute of the claim to the Indemnified Party.  The Indemnified Party will reasonably cooperate and assist the Indemnifying Party in determining the validity of any claim for indemnity by the Indemnified Party and in otherwise resolving such matters.  Such assistance and cooperation will include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters.

SECTION 9.04.  Limitations on Indemnification.  (a)  Notwithstanding the foregoing provisions of this Article IX, (i) neither party shall be liable, pursuant to Section 9.01(i), 9.01(ii), 9.01(iii), 9.02(i) or 9.02(ii), as applicable, unless a claim therefor is asserted in writing within the applicable survival period, failing which such claim shall be waived and extinguished, (ii) neither party shall be liable, pursuant to Section 9.01(i) or 9.02(i) (as applicable, and other than in connection with the breach of a Fundamental Representation or in the case of fraud), for (x) any Losses suffered by any Indemnified Party unless the aggregate of all such Losses suffered by such Indemnified Party exceeds, on a cumulative basis, an amount equal to $14,000,000, and then only to the extent of any such excess, or (y) any individual items where the Loss relating thereto is less than $25,000 and such items shall not be aggregated for purposes of the immediately preceding clause (x), (iii) the aggregate liability of a party hereunder, pursuant to Section 9.01(i) or 9.02(i), as applicable, for Losses suffered by the Purchaser Indemnitees (other than in connection with the breach of any Fundamental Representation or in the case of fraud) or the Seller Indemnitees (other than in the case of fraud) shall in no event exceed $140,000,000, (iv) the aggregate liability of a party hereunder, pursuant to Sections 9.01(i), 9.01(ii), 9.01(iii), 9.02(i) or 9.02(ii), as applicable, for Losses suffered by the Purchaser Indemnitees or the Seller Indemnitees, as applicable, shall in no event exceed the Purchase Price and (v) neither party hereto shall be liable to the other for indirect, special, incidental, consequential or punitive damages claimed by such other party resulting from such first party’s breach of its representations, warranties or covenants hereunder (except to the extent that any such damages are awarded to a third party in a Third Party Claim).  Any Loss for which a party would otherwise be obligated to provide indemnification hereunder will be offset to the extent (but only to the extent) such Loss is reflected in an adjustment to the Global Closing Date Payment or the China Closing Date Payment, as applicable, pursuant to Section 2.03(c).  The representations, warranties, covenants and agreements contained in this Agreement and in any document delivered in connection herewith shall survive the Global Closing solely for purposes of this Article IX as follows: (i) the representations and warranties in Articles III (other than the Fundamental Representations) and IV shall survive for 18 months following the Global Closing, (ii) Fundamental Representations (other than Section 3.07(a)) shall survive until the expiration of the applicable statute of limitations, (iii) Section 3.07(a) shall survive for 5 years following the Global Closing, (iv) the covenant in Section 5.02 shall not survive the Global Closing and (v) the other covenants set forth herein shall survive the Global Closing pursuant to the terms thereof.  “Fundamental Representations” shall mean the representations and warranties set forth in Sections 3.01 (entitled “Organization and Standing”), 3.02 (entitled “Authority; Execution and Delivery; Enforceability”) and 3.03 (entitled “No Conflicts or Violations; No Consents or Approvals Required”), clause (a) of Section 3.07 (entitled “Intellectual Property”) and the first sentence of each of Sections 3.05(a) and 3.06(b).

(b)  Purchaser and Seller shall cooperate with each other with respect to resolving any claim or liability with respect to which one party is obligated to indemnify the other party hereunder, including by acting in good faith to mitigate or resolve any such claim or liability.  In the event that Purchaser or Seller shall fail to make such good faith efforts to mitigate or resolve any claim or liability, then notwithstanding anything else to the contrary contained herein, the other party shall not be required to indemnify, defend or hold harmless any person for any claims, losses, damages, liabilities, obligations or expenses that could reasonably be expected to have been avoided if Purchaser or Seller, as the case may be, had made such efforts.

(c)  Purchaser further acknowledges and agrees that, (i) other than the representations and warranties of Seller specifically contained in Article III of this Agreement, none of Seller, any of its affiliates or any other person has made any representation or warranty either expressed or implied (A) with respect to the Business, the Transferred Assets, the Assumed Liabilities or the transactions contemplated hereby or by the Ancillary Agreements or (B) as to the accuracy or completeness of any information regarding the Business, the Transferred Assets, the Assumed Liabilities or the transactions contemplated hereby or by the Ancillary Agreements furnished or made available to Purchaser and its representatives, (ii) Purchaser has not relied on any representation or warranty from Seller, any Seller Affiliate or any other person in determining to enter into this Agreement, except as expressly set forth in this Agreement and the Ancillary Agreements and (iii) Purchaser shall have no claim or right to indemnification pursuant to this Article IX and none of Seller, any of its affiliates or any other person shall have or be subject to any liability to Purchaser or any other person with respect to any information, documents or materials furnished by Seller, any of its affiliates or any of their respective officers, directors, employees, agents or advisors to Purchaser, including the Confidential Memorandum dated October 2012 prepared by Lazard Frères & Co. LLC and any information, documents or material made available to Purchaser and its representatives in certain “data rooms”, management presentations or any other form in expectation of the transactions contemplated hereby or by the Ancillary Agreements (it being understood that this clause (iii) does not supersede or otherwise affect the representations and warranties of Seller specifically contained in Article III of this Agreement).  Without limiting the generality of the foregoing, Purchaser acknowledges and agrees that, except as expressly set forth in this Agreement, (a) neither Seller nor any of the Seller Affiliates makes any representations or warranties relating to the maintenance, repair, condition, design, performance or marketability of any Transferred Asset, including merchantability or fitness for a particular purpose, and (b) Purchaser acknowledges and agrees that it shall obtain rights in the Transferred Assets in their present condition and state of repair, “as is” and “where is”.

(d)  Purchaser further acknowledges and agrees that, should the Global Closing occur, its sole and exclusive remedy with respect to any and all claims relating to this Agreement, the Ancillary Agreements, the Business, the Transferred Assets, the Excluded Assets, the Assumed Liabilities, the Retained Liabilities or the transactions contemplated hereby or by the Ancillary Agreements (other than (i) a claim for payment due pursuant to Section 2.03(c), (ii) claims of, or causes of action arising from, fraud, (iii) claims for injunctive or other equitable relief, solely with respect to Sections 2.04 and 5.05, (iv) claims for injunctive or other equitable relief arising under the Excluded Technology License, the Transitional Trademark License or the Patent License or (v) prior to consummation of the China Closing, claims for injunctive or other equitable relief relating to the China Acquisition or the China Business) shall be pursuant to the indemnification provisions set forth in this Article IX.  In furtherance of the foregoing, Purchaser hereby waives, from and after the Global Closing, any and all rights, claims and causes of action (other than (i) a claim for payment due pursuant to Section 2.03(c), (ii) claims of, or causes of action arising from, fraud, (iii) claims for injunctive or other equitable relief, solely with respect to Sections 2.04 and 5.05, (iv) claims for injunctive or other equitable relief arising under the Excluded Technology License, the Transitional Trademark License or the Patent License or (v) prior to consummation of the China Closing, claims for injunctive or other equitable relief relating to the China Acquisition or the China Business) Purchaser or any other Purchaser Indemnitee may have against Seller or any of its affiliates or any of their respective directors, officers and employees arising under or based upon this Agreement, any Ancillary Agreement, any document or certificate delivered in connection herewith, any Federal, state, provincial, local or foreign statute, law, ordinance, rule or regulation, common law or otherwise (including with respect to environmental matters generally and any matters under the Comprehensive Environmental Response, Compensation and Liability Act) (except pursuant to the indemnification provisions set forth in this Article IX).

SECTION 9.05.  Additional Environmental Procedures Limitations.  Notwithstanding any provision to the contrary, with respect to any indemnification claim by Purchaser under Section 9.01 for Losses arising under or relating to any Retained Environmental Liability or any breach of the representations and warranties contained in Section 3.14(d) or otherwise relating to any Environmental Laws, Environmental Permits or Hazardous Materials or any claim relating thereto, (a) the Seller shall have the right, but not the obligation, to manage and/or assume the control of any investigation, sampling, cleanup or other responsive or remedial action (“Remedial Action”); provided that, (i) in no case shall such Remedial Action unreasonably interfere with operations, as then currently conducted, by Purchaser at any Transferred Real Property; (ii) such Remedial Action shall be conducted by a licensed environmental consultant reasonably acceptable to Purchaser and Seller; (iii) the Seller shall provide Purchaser with a reasonable opportunity to comment on all work plans or submissions to any Governmental Entity relating to any such Remedial Action (provided that the Seller shall have the right to make all final decisions with respect to such work plans and comments); (iv) Seller shall indemnify Purchaser with respect to any Losses for physical damage to Purchaser’s property or facility or personal injury directly caused by Seller after the applicable Closing Date while accessing any Transferred Real Property for the purpose of exercising Seller’s management and/or control of the Remedial Action; and (v) the Remedial Action shall be conducted in accordance with Environmental Law and shall not result in any Judgment or legally-binding agreement with a third party that imposes any obligations or liabilities on Purchaser without Purchaser’s prior written consent, which shall not be unreasonably withheld; (b) Purchaser shall provide the Seller and its consultants with access to any Transferred Real Property that may be reasonably necessary in connection with such management and/or control, except Seller and its consultants must obtain prior written consent of Purchaser for such access, which shall not be unreasonably withheld or delayed; and (c) Purchaser shall have no right for indemnification for such Losses under Section 9.01 to extent such Losses (i) result from exceeding the minimum applicable requirements under Environmental Law (including, in the case of any Remedial Action, minimum applicable cleanup standards and the use of risk-based remedies, engineering controls and land use restrictions, as appropriate); or (ii) directly arise from any (A) contribution to or exacerbation of such Losses caused by Purchaser after the Global Closing Date (with respect to the Global Transferred Assets) or the China Closing Date (with respect to the China Transferred Assets), (B) closure of or cessation of operations, or change in use to a non-commercial or non-industrial use, at any Transferred Real Property after the Global Closing Date (with respect to the Little Rock Facility) or the China Closing Date (with respect to the China Facility) or (C) Remedial Action that is not (w) required by Applicable Law, (x) conducted in response to a Proceeding against Purchaser by a third party, (y) conducted in the normal due course of business for a legitimate business purpose or (z) reasonably necessary to protect human health and safety from a condition that poses an imminent and substantial danger thereto.

SECTION 9.06.  Calculation of Indemnity Payments.  The amount of any Loss for which indemnification is provided under this Article IX shall be net of any amounts actually recovered by the Indemnified Party under insurance policies with respect to such Loss (provided that an Indemnified Party shall have no affirmative obligation to seek recovery under any insurance policies).

SECTION 9.07.  Tax Treatment of Indemnification.  For all Tax purposes, Purchaser and Seller agree to treat (and shall cause each of their respective affiliates to treat) any indemnity payment under this Agreement as an adjustment to the Final Purchase Price unless (i) otherwise required by Applicable Law or (ii) a final determination by the U.S. Internal Revenue Service (the “IRS”) (which determination shall include the execution of an IRS Form 870-AD or successor form) or the applicable Taxing Authority provides otherwise.

ARTICLE X

Tax Matters

SECTION 10.01.  Tax Matters.  (a)   The parties shall determine an allocation of a portion of the total consideration among certain of the Transferred Assets in accordance with Section 10.01(a) of the Seller Disclosure Schedule.

(b)  At least five (5) days prior to the China Closing Date, Seller shall provide Purchaser with an asset valuation report on the Transferred Assets identified in the China Purchase Agreement with a detailed breakdown on each category of such Transferred Assets prepared by an asset valuation institute qualified to conduct asset valuation in the People’s Republic of China.  Any adjustments to the China Purchase Price or the China Final Purchase Price that relate to such Transferred Assets shall be allocated by the parties in accordance with such asset valuation report.  The costs and expenses for preparing such asset valuation report shall be borne equally by Purchaser and Seller.

(c)  Except as described in Section 10.01(c) of the Seller Disclosure Schedule, Seller (and its affiliates) and Purchaser (and its affiliates) agree to file all Tax Returns consistent with the final versions of (i) any allocation agreed upon by the parties pursuant to Section 10.01(a) of the Seller Disclosure Schedule and (ii) the valuation report described in Section 10.01(b).

(d)  In the case of any Straddle Period with respect to a Property Tax, (i) the amount of such Property Tax for the Pre-Closing Tax Period shall be equal to the amount of such Property Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that is in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire Straddle Period, and shall be the responsibility of Seller and (ii) the amount of such

Property Tax for the Post-Closing Tax Period shall be equal to the amount of such Property Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that is in the Post-Closing Tax Period and the denominator of which is the number of days in the entire Straddle Period, and shall be the responsibility of Purchaser.  The party that has the primary obligation to do so under Applicable Law shall file any Tax Return that is required to be filed in respect of Taxes described in this Section 10.01(d), and that party shall pay the Taxes shown on such Tax Return.  To the extent any such Taxes paid by Purchaser (or any refund of Taxes received by Purchaser) is allocable to the Pre-Closing Tax Period, or any such Taxes paid by Seller (or any refund of Taxes received by Seller) is allocable to the Post-Closing Tax Period, Purchaser or Seller (as applicable) shall pay to the other party such proportionate amount promptly after the payment of such Taxes (or the receipt of any such refund).

SECTION 10.02.  Transfer Taxes.  (a)  Seller and Purchaser shall cooperate in timely making all filings, returns, reports and forms as may be required in connection with Purchaser’s payment of Transfer Taxes.  Seller and Purchaser, as appropriate, shall execute and deliver, and Seller shall cause each of the Seller Affiliates, as appropriate, to execute and deliver, all instruments and certificates reasonably necessary to enable the other to comply with any filing requirements relating to any such Transfer Taxes.

(b)  (i) The parties shall be responsible for certain Transfer Taxes as set forth in Section 10.02(b)(i) of the Seller Disclosure Schedule.  (ii)  Notwithstanding Section 10.02(b)(i), Purchaser (and its affiliates) shall be responsible for, and shall pay to the applicable Taxing Authority or Seller, as applicable, on the applicable Closing Date (or, if later, at the time such Tax becomes due and payable under Applicable Law) any Recoverable Transfer Taxes.  At least fourteen (14) days prior to each applicable Closing Date, Seller shall provide Purchaser with a schedule (the “Recoverable Transfer Tax Schedule”), based on a good faith estimate, of each Recoverable Transfer Tax arising in connection with the applicable Closing and Seller shall make any changes to the Recoverable Transfer Tax Schedule as reasonably requested by Purchaser; provided, however, that such estimate shall not limit Purchaser’s obligations under this Section 10.02(b)(ii).  (iii) The affiliate of Purchaser that is purchasing the Canada Transferred Assets hereunder shall provide its GST/HST and, if applicable, QST registration numbers to Seller on or prior to the Global Closing.

(c)  Purchaser agrees to retain all records relating to the finances and Taxes of the Transferred Assets for all Pre-Closing Tax Periods until the expiration of the statutes of limitation (including any extensions thereof) for the taxable period or periods to which such records relate.  Purchaser and Seller agree to provide each other with such information and assistance as is reasonably necessary, including access to records and personnel, for the preparation of any Tax Returns or for the defense of any Tax claim or assessment, whether in connection with an audit or otherwise.

ARTICLE XI

Additional Agreements

SECTION 11.01.  Publicity.  From the date of this Agreement through the Global Closing Date, no public release or announcement concerning the transactions contemplated hereby or by any Ancillary Agreement shall be issued by any party without the prior consent of the other parties (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by law or the rules or regulations of any United States or foreign securities exchange, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that each of the parties may make internal announcements to their respective employees that are consistent with the parties’ prior public disclosures regarding the transactions contemplated hereby.  Seller acknowledges that Purchaser may be required to file a copy of this Agreement with the United States Securities and Exchange Commission on Form 8-K.

SECTION 11.02.  No Use of Certain Names.  Purchaser shall, and shall cause its subsidiaries and the Business to, promptly, and in any event (a) within 180 days after the Global Closing, revise print advertising, product labeling and all other information or other materials, including any internet or other electronic communications vehicles, to delete all references to the Names and (b) within 45 days after the Global Closing, change signage and stationery and otherwise discontinue use of the Names; provided, however, that (i) for a period of 180 days after the Global Closing Date, Purchaser may continue to distribute product literature relating to the Business that uses any of the Names and distribute products with labeling that uses any of the Names to the extent that such product literature and labeling exists on the Global Closing Date and (ii) for a period of up to 18 months after the Global Closing Date, Purchaser may continue to use the Uniform Product Codes for the Products to the extent such Uniform Product Codes exist on the Global Closing Date, provided that Purchaser use commercially reasonable efforts to cease such use of Uniform Product Codes as promptly as reasonably practicable.  In no event shall Purchaser, any of its subsidiaries or the Business use any of the Names after the Global Closing in any manner or for any purpose different from the use of such Names by Seller and the Seller Affiliates during the 90-day period preceding the Global Closing.  With respect to the Transferred Inventory, Purchaser may continue to sell such Transferred Inventory, notwithstanding that it bears one or more of the Names, for a reasonable time after the Global Closing or the China Closing, as applicable (in each case, not to exceed 180 days after the Global Closing or the China Closing, as applicable).  “Names” means “Unilever”, “Conopco”, “Knorr”, “Unilever Bestfoods” and the names of any Seller Affiliate and any variations and derivatives thereof and any other logos or trademarks of Seller or its affiliates not included in Section 1.02(a)(iv)(B) of the Seller Disclosure Schedule.

SECTION 11.03.  Support Services.  Purchaser acknowledges that as of the Global Closing Date, neither Seller nor any of its affiliates shall have any obligation to provide any support or other services to Purchaser relating to the Business (other than the China Transferred Assets), other than those services expressly required to be provided pursuant to the transitional services agreement in the form attached hereto as Exhibit J (the “Transitional Services Agreement”), which agreement shall be entered into by Seller and Purchaser as of the Global Closing Date.

SECTION 11.04.  Post-Closing Information.  Following the Global Closing, upon reasonable written notice to Purchaser, Purchaser shall afford or cause to be afforded to Seller and its affiliates and their employees, counsel, auditors and representatives reasonable access to the personnel, properties, books, Contracts, commitments and records relating to the Global Business for any reasonable business purpose, including in respect of litigation, insurance matters, financial reporting and accounting of Seller and its affiliates.  Following the China Closing, upon reasonable written notice to Purchaser, Purchaser shall afford or cause to be afforded to Seller and its affiliates and their employees, counsel, auditors and representatives reasonable access to the personnel, properties, books, Contracts, commitments and records relating to the China Business for any reasonable business purpose, including in respect of litigation, insurance matters, financial reporting and accounting of Seller and its affiliates.

SECTION 11.05.  Books and Records.  (a)  Purchaser shall retain the books and records of the Global Business existing on the Global Closing Date (and to the extent such books and records are Global Transferred Assets) in accordance with Purchaser’s standard records retention policies, as amended from time to time and, in the case of financial records, for no less than seven years after the Global Closing Date.  Purchaser shall retain the books and records of the China Business existing on the China Closing Date (and to the extent such books and records are China Transferred Assets) in accordance with Purchaser’s standard records retention policies, as amended from time to time and, in the case of financial records, for no less than seven years after the China Closing Date.

(b)  Purchaser recognizes that certain books and records may contain information relating to subsidiaries, divisions or businesses of Seller and its affiliates other than the Business and that Seller and its affiliates may retain copies thereof.

SECTION 11.06.  Bulk Transfer Laws.  Purchaser hereby waives compliance by Seller and the Seller Affiliates with the provisions of any so-called “bulk transfer laws” of any jurisdiction in connection with the Acquisition.

SECTION 11.07.  Refunds and Remittances.  After the applicable Closing, if Seller or any of its affiliates receives any refund or other amount which is a Transferred Asset or is otherwise properly due and owing to Purchaser in accordance with the terms of this Agreement, Seller promptly shall remit, or shall cause to be remitted, such amount to Purchaser at the address set forth in Section 12.04.  After the applicable Closing, if Purchaser or any of its affiliates receives any refund or other amount which is an Excluded Asset or is otherwise properly due and owing to Seller or any of its affiliates in accordance with the terms of this Agreement, Purchaser promptly shall remit, or shall cause to be remitted, such amount to Seller at the address set forth in Section 12.04.  After the applicable Closing, if Purchaser or any of its affiliates receives any refund or other amount which is related to claims (including workers’ compensation), litigation, insurance or other matters for which Seller is responsible hereunder, and which amount is not a Transferred Asset, or is otherwise properly due and owing to Seller in accordance with the terms of this Agreement, Purchaser promptly shall remit, or cause to be remitted, such amount to Seller at the address set forth in Section 12.04.  After the applicable Closing, if Seller or any of its affiliates receives any refund or other amount which is related to claims, litigation, insurance or other matters for which Purchaser is responsible hereunder, and which amount is not an Excluded Asset, or is otherwise properly due and owing to Purchaser in accordance with the terms of this Agreement, Seller promptly shall remit, or cause to be remitted, such amount to Purchaser at the address set forth in Section 12.04.

ARTICLE XII

Miscellaneous

SECTION 12.01.  Assignment.  Neither this Agreement nor any of the rights and obligations of the parties hereunder may be assigned or transferred by any of the parties hereto (including by operation of law in connection with a merger or consolidation of Purchaser, Seller or any Seller Affiliate) without the prior written consent of the other party hereto, except that (a) Purchaser may assign its right to purchase the Transferred Assets hereunder to any of its wholly owned subsidiaries without the prior written consent of Seller and (b) Seller may assign any rights and obligations hereunder to Unilever United States, Inc. and any of its or Seller’s affiliates (including Unilever NV, Unilever PLC and direct and indirect subsidiaries of either or both of them) without the prior written consent of Purchaser.  Notwithstanding the foregoing, each of Seller and Purchaser shall remain liable for all of their respective obligations under this Agreement.  Subject to the first sentence of this Section 12.01, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and no other person (other than the Seller Indemnitees and the Purchaser Indemnitees with respect to claims under Article IX) shall have any right, obligation or benefit hereunder.  Any attempted assignment or transfer in violation of this Section 12.01 shall be void.

SECTION 12.02.  No Third-Party Beneficiaries.  Except as provided in Article IX (with respect to the Seller Indemnitees and the Purchaser Indemnitees), this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights, obligations or benefits hereunder.

SECTION 12.03.  Expenses.  Whether or not the transactions contemplated by this Agreement are consummated, except as otherwise expressly provided herein each of the parties hereto shall be responsible for the payment of its own respective costs and expenses incurred in connection with the negotiations leading up to and the performance of its respective obligations pursuant to this Agreement and the Ancillary Agreements including the fees of any attorneys, accountants, brokers or advisors employed or retained by or on behalf of such party.  Purchaser shall pay any filing fee required under the HSR Act and all other Applicable Laws relating to competition.

SECTION 12.04.  Notices.  All notices, requests, permissions, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) three (3) business days following sending by registered or certified mail, postage prepaid, (b) when sent, if sent by facsimile; provided that the facsimile transmission is promptly confirmed by telephone, (c) when delivered, if delivered personally to the intended recipient, and (d) one (1) business day following sending by overnight delivery via a national courier service and, in each case, addressed to a party at the following address for such party:

(i)        if to Seller,

Conopco, Inc.

c/o Unilever United States, Inc.

700 Sylvan Avenue

Englewood Cliffs, NJ 07632

Attention:  General Counsel

Facsimile:  (201) 894-2727

with a copy to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019-7475

Attention:  Mark I. Greene, Esq.

Facsimile:  (212) 474-3700

(ii)       if to Purchaser,

Hormel Foods Corporation

One Hormel Place

Austin, MN 55912

Attention:  Fred Halvin, Vice President Corporate Development

Facsimile:  (507) 437-5108

with a copy to:

Hormel Foods Corporation

One Hormel Place

Austin, MN 55912

Attention:  Legal Department

Facsimile: (507) 437-5135

with a copy to:

Faegre Baker Daniels LLP

2200 Wells Fargo Center

90 South 7th Street

Minneapolis, MN 55402-3901

Attention:  Andrew J. Ritten

Facsimile:  (612) 766-1600

or to such other address(es) as shall be furnished in writing by any such party to the other party hereto in accordance with the provisions of this Section 12.04.

SECTION 12.05.  Headings; Certain Definitions.  (a)  The descriptive headings of the several Articles and Sections of this Agreement and the Exhibits, Schedules and Table of Contents to this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement.  All references herein to “Articles”, “Sections”, “Exhibits” or “Schedules” shall be deemed to be references to Articles or Sections hereof or Exhibits or Schedules hereto unless otherwise indicated.

(b)  For all purposes hereof:

“Acquisition” means the Global Acquisition and the China Acquisition.

“affiliate” of any party means any person or entity controlling, controlled by or under common control with such party and, in the case of Seller, shall include Unilever N.V., Unilever PLC or any entity a majority of the voting shares of which is owned directly or indirectly by Unilever N.V. or Unilever PLC or both of them together (including the Seller Affiliates).

“Applicable Law” means any statute, law, ordinance, legally-binding rule or regulation relating to the Business or the Transferred Assets that is applicable to Purchaser (or PRC Purchaser) or Seller (or any Seller Affiliate), as the case may be.

“Assumed Environmental Liability” means any liability under or pursuant to Environmental Law (“Environmental Liability”) arising from or relating to the ownership or operation of the Transferred Assets or the Business on or after the Closing Date at which such Transferred Assets were conveyed, including any liability for (i) any violation of Environmental Law with respect to the operation of the Business or any Transferred Real Property to the extent such violation first occurred after such Closing Date; (ii) any Release or threatened Release of Hazardous Materials at any Transferred Real Property or in connection with the operation of the Business, to the extent such

Release or threatened Release occurred after such Closing Date or (iii) any offsite disposal or transportation, or arrangement for disposal or transportation, of any Hazardous Material in connection with the operation of the Business or any Transferred Real Property after such Closing Date.

“Business” means the business of manufacturing, marketing, distributing and selling the Products on a worldwide basis as such business is currently conducted by Seller and the Seller Affiliates.  References herein to (a) the “China Business” shall be to that portion of the Business corresponding to the manufacturing, marketing, distribution and sale of certain Products in the People’s Republic of China and (b) the “Global Business” shall be to the Business excluding the China Business.

“business day” shall refer to a day, other than a Saturday or a Sunday, on which commercial banks are not required or authorized to close in New York City and, in any circumstance involving the payment of money from or to a party residing in the People’s Republic of China, the People’s Republic of China.

“Business Material Adverse Effect” means a material adverse effect (i) on the financial condition or results of operations of the Business or (ii) on the ability of Seller to consummate the Acquisition.  For purposes of this Agreement, “Business Material Adverse Effect” shall exclude any change, effect, event, occurrence or state of facts to the extent relating to (A) changes in law or applicable accounting regulations or principles or interpretations thereof, (B) any outbreak or escalation of hostilities or war or any act of terrorism, (C) changes in the United States or foreign economies, financial markets or geopolitical conditions in general, (D) changes in industries relating to the Business in general and not specifically relating to the Business (including fluctuations in peanut prices), (E) the announcement by Seller of its intention to sell the Business and (F) the execution or announcement of this Agreement (including the identity of Purchaser) or any of the Ancillary Agreements and the consummation or announcement of the transactions contemplated hereby or thereby.

“China Assumed Liabilities” mean those Assumed Liabilities located in China and relating to the China Business.

“China Transferred Assets” means those Transferred Assets located in China and relating to the China Business including, for the avoidance of doubt, those trademarks, trademark registrations, trademark applications, service marks, trade names and domain names (including all extensions and renewals thereof) set forth in Section 1.02(a)(iv)(B) of the Seller Disclosure Schedule identified therein as corresponding to the People’s Republic of China (the “China Transferred Intellectual Property”).

“Closing” means the Global Closing or the China Closing, as applicable.

“Closing Date” means the Global Closing Date or the China Closing Date, as applicable.

“$” means United States dollars.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Global Assumed Liabilities” means all Assumed Liabilities other than the China Assumed Liabilities.

“Global Transferred Assets” means all Transferred Assets other than the China Transferred Assets.

“Hazardous Materials” shall mean any petroleum or petroleum products, asbestos, polychlorinated biphenyls and hazardous or toxic substances, materials, pollutants, contaminants or wastes that are defined, listed, classified, prohibited, limited or regulated, or for which standards of conduct are established, under any Environmental Law.

“including” means including, without limitation.

“Intellectual Property” means patents (including all reissues, divisions, continuations, extensions, reexamination and post grant reviews thereof), patent applications, trademarks, trademark registrations, trademark applications, service marks, trade names, domain names, copyrights, copyright registrations, copyright applications (and all renewals and extensions of the foregoing), trade secrets, know how and all rights to the foregoing.

“knowledge of Seller” means the actual knowledge of Michael Faherty, Michael Dwyer, Ullic Young, Carina Sun, Anthony Patrigneli, William Deegan, Ying Zhang, David Schwartz, Paul Fenwick, Judy Zhu, Jia Hui-min, Cindy Jiang, Liu Yun-Long and Wang Tony, after review by the foregoing individuals of the pertinent provisions of this Agreement.

“Louisville Facility” means the facility in Louisville, Kentucky owned by Algood Food Company and utilized in the manufacture of certain Products pursuant to that Manufacturing Agreement, dated as of May 4, 2007, by and between Algood Food Company and Seller.

“person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

“Products” means the products represented by the SKUs for the Brand set forth in Section 12.05(b) of the Seller Disclosure Schedule and any products currently in development by the Business to be marketed under the Brand, including any such products represented by such SKUs or such products currently in development by the Business to be marketed under the Brand, to the extent reasonably accessible, that may have been developed or obtained for use by the Business within the last three years by

Seller or any of the Seller Affiliates regardless of their use status as of the Global Closing Date or China Closing Date, as applicable.

“Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emitting, emptying, escaping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment, including the uncontrolled movement of Hazardous Materials through the ambient air, soil, subsurface water, groundwater, wetlands, lands or subsurface strata, directly or indirectly into the environment.

“Retained Environmental Liability” means any Environmental Liability arising from or relating to the ownership or operation of the Transferred Assets or the Business prior to the Closing Date at which such Transferred Assets were conveyed, including any liability for (i) any violation of applicable Environmental Law with respect to the operation of the Business or any Transferred Real Property to the extent such violation occurred prior to such Closing Date; (ii) any Release or threatened Release of Hazardous Materials at any Transferred Real Property or in connection with the operation of the Business, to the extent such Release or threatened Release occurred prior to such Closing Date or (iii) any offsite disposal or transportation, or arrangement for disposal or transportation, of any Hazardous Material by the Seller in connection with the operation of the Business or any Transferred Real Property prior to the applicable Closing Date.

“Seller Benefit Plan” means each “employee pension benefit plan” (as defined in Section 3(2) of ERISA), “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) and each other plan, arrangement or policy relating to equity compensation, deferred compensation, incentive compensation, severance, fringe benefits or other employee compensation or benefits, in each case, maintained or contributed to or required to be maintained or contributed to by Seller or any of the Seller Affiliates for the benefit of any Business Employees.

“subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person or by another subsidiary of such first person.

SECTION 12.06.  Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered, in person or by facsimile, or by electronic image scan, receipt acknowledged, to the other party hereto.

SECTION 12.07.  Integrated Contract; Exhibits and Schedules.  This Agreement, including the Seller Disclosure Schedule (and the Introduction thereto) and Exhibits hereto, any written amendments to the foregoing satisfying the requirements of Section 12.13 hereof, the Confidentiality Agreement and the Ancillary Agreements, including the schedules, exhibits and annexes thereto, constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede any previous agreements and understandings between the parties with respect to such matters.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.  There are no restrictions, promises, representations, warranties, agreements or undertakings of any party hereto with respect to the transactions contemplated by this Agreement, the Confidentiality Agreement or the Ancillary Agreements other than those set forth herein or therein or in any other document required to be executed and delivered hereunder or thereunder.  In the event of any conflict between the provisions of this Agreement (including the Seller Disclosure Schedule (and the Introduction thereto) and Exhibits hereto), on the one hand, and the provisions of the Confidentiality Agreement, the China Agreements or the other Ancillary Agreements (including the schedules and exhibits thereto), on the other hand, the provisions of this Agreement shall control.  For the avoidance of doubt, the China Agreements have been entered into solely for the purpose of addressing the various PRC filing, registration, foreign exchange and other requirements necessary to perform this Agreement as contemplated hereby and as required by Applicable Law.  Notwithstanding anything herein or therein to the contrary, all terms and conditions of this Agreement (including in respect of governing law and dispute resolution) shall govern and control all transactions and other matters described in and contemplated by the China Agreements and shall supersede in every respect the provisions set forth in the China Agreements, except to the extent any such provisions supplement and are not inconsistent with the terms and conditions of this Agreement.

SECTION 12.08.  Severability; Enforcement.  The invalidity, illegality or unenforceability of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof.  If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, each party agrees that a court of competent jurisdiction may enforce such restriction to the maximum extent permitted by law, and each party hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

SECTION 12.09.  Governing Law.  This Agreement and any disputes arising under or related hereto (whether for breach of contract, tortious conduct or otherwise) shall be governed and construed in accordance with the laws of the State of New York, without reference to its conflicts of law principles (other than Section 5-1401 of the General Obligations Law of the State of New York).

SECTION 12.10.  Jurisdiction.  Each party irrevocably agrees that any legal action, suit or proceeding against them arising out of or in connection with this Agreement or the transactions contemplated hereby or disputes relating hereto (whether for breach of contract, tortious conduct or otherwise) shall be brought exclusively in a Federal court sitting in the State of New York located in New York County, or, if such court does not have subject matter jurisdiction, the state courts of New York located in New York County and hereby irrevocably accepts and submits to the exclusive jurisdiction and venue of the aforesaid courts in personam, with respect to any such action, suit or proceeding.  Each of Purchaser and Seller irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, any Ancillary Agreement or the transactions contemplated hereby and thereby in (i) the Supreme Court of the State of New York, New York County, or (ii) any Federal court sitting in the State of New York located in New York County, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.  This Section 12.10 shall not apply to any dispute under Section 2.03 that is required to be decided by the Independent Expert.

SECTION 12.11.  Service of Process.  Each party agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth in Section 12.04 shall be effective service of process for any action, suit or proceeding in New York with respect to any matters for which it has submitted to jurisdiction pursuant to Section 12.10.

SECTION 12.12.  Waiver of Jury Trial.  Each party hereby waives to the fullest extent permitted by Applicable Law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby or disputes relating hereto.  Each party (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other party hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 12.12.

SECTION 12.13.  Amendments.  This Agreement may be amended, modified, superseded or canceled and any of the terms, covenants, representations, warranties or conditions hereof may be waived only by an instrument in writing signed by each of the parties hereto or, in the case of a waiver, by or on behalf of the party waiving compliance.

SECTION 12.14.  Specific Enforcement.  Subject to Section 9.04(d), the parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the State of New York located in New York County or any Federal court sitting in the State of New York located in New York County, this being in addition to any other remedy to which they are entitled at law or in equity.

IN WITNESS WHEREOF, Seller and Purchaser have duly executed this Agreement as of the date first written above.

CONOPCO, INC., as Seller,

by
/s/ Henry Schirmer
	Name:	Henry Schirmer
	Title:	SVP Finance

HORMEL FOODS CORPORATION, as Purchaser,

by
/s/ Jeffrey M. Ettinger
	Name:	Jeffrey M. Ettinger
	Title:	Chairman of the Board, President
& Chief Executive Officer